Exhibit 10.1

EXECUTION VERSION

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of June 14, 2018

among

IHEARTCOMMUNICATIONS, INC.,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

THE SEVERAL SUBSIDIARIES OF IHEARTCOMMUNICATIONS, INC. PARTY HERETO,

each a Debtor and Debtor-in-possession under Chapter 11 of the Bankruptcy Code,

IHEARTMEDIA CAPITAL I, LLC,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

CITIBANK, N.A.,

as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

PNC CAPITAL MARKETS LLC

and

RBC CAPITAL MARKETS,1

as Lead Arrangers,

and

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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-ii-

-iii-

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SCHEDULES

1.01A	Subsidiary Borrowers
1.01B	Commitments
1.01C	Unrestricted Subsidiaries
1.01D	Non-DDAs
2.03(a)	Existing Letters of Credit
5.11(b)	ERISA
5.12	Subsidiaries and Other Equity Investments
5.18	Broadcast Licenses
6.11(b)	Post-Closing Collateral
6.15(a)	Deposit Accounts
6.15(b)	Blocked Accounts
7.02(g)	Existing Investments
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F-1	Form of Holdings Guarantee Agreement
F-2	Form of U.S. Guarantee Agreement
G	Form of ABL Receivables Pledge and Security Agreement
H	[Reserved]
I	Form of Borrowing Base Certificate
J	Form of Foreign Lender Certification
K	Form of Budget
L	Form of DIP Order
M	Form of Exit Facility Term Sheet

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SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of June 14, 2018 among IHEARTCOMMUNICATIONS, INC., a Texas corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (f/k/a Clear Channel Communications, Inc.) (“Parent Borrower”), the Subsidiary Borrowers (as defined below), each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, from time to time party hereto (together with the Parent Borrower, the “Borrowers”), IHEARTMEDIA CAPITAL I, LLC, a Delaware limited liability company and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (f/k/a Clear Channel Capital I, LLC) (“Holdings”), CITIBANK, N.A., as Administrative Agent, the entities party hereto as Swing Line Lender and L/C Issuers, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, on March 14, 2018 (the “Petition Date”), the Borrowers, Holdings, and each of the Subsidiary Guarantors (as defined herein) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have requested that the Lenders extend credit to them in the form of a debtor-in-possession first-out revolving credit facility in an aggregate principal amount of $450,000,000 (the “Revolving Credit Facility” or the “Facility”), subject to the conditions set forth herein. All of the Borrowers’ obligations under the Facility are to be guaranteed by the Guarantors. The Lenders are willing to extend such credit, and the L/C Issuers are willing to issue letters of credit, to the Borrowers, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective priorities of the Facility and the other Obligations with respect to the Collateral shall be as set forth in the DIP Order, in each case upon entry thereof by the Bankruptcy Court.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that provides for (x) the termination of the Commitments and the Payment in Full of the Obligations (other than contingent indemnification obligations not yet due and payable) in cash or (y) solely with respect to the Revolving Facility, the conversion of the Revolving Facility to the exit facility under the Exit Credit Agreement in accordance with Section 2.18 (and subject to and consistent with the conditions set forth in the Exit Credit Agreement), on the Consummation Date of such Reorganization Plan.

“Accommodation Payment” has the meaning specified in Section 10.26.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Activities” has the meaning specified in Section 9.09(b).

“Additional Lender” has the meaning specified in Section 2.14(a).

“Adequate Protection Order” means the Amended Stipulation and Order Granting Adequate Protection, filed with the Bankruptcy Court on April 26, 2018 and as entered by the Bankruptcy Court on May 22, 2018.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent Borrower on behalf of the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Parent Borrower or any of their respective Subsidiaries.

“Agent’s Group” has the meaning specified in Section 9.09(b).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the aggregate Revolving Credit Commitments of all the Lenders.

“Agreement” means this Superpriority Secured Debtor-in-Possession Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.19.

“Allocable Amount” has the meaning specified in Section 10.26.

“Aloha Trust” means The Aloha Trust Station Trust, LLC, a Delaware limited liability company.

“Alternative Currency” means Euros, Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved by the Administrative Agent and the L/C Issuers in their sole discretion.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent and the applicable L/C Issuers at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency L/C Obligations” means any L/C Obligations arising from an Alternative Currency Letter of Credit.

“Alternative Currency L/C Sublimit” means an amount equal to $75,000,000.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Annual Financial Statements” means the consolidated balance sheets of the Parent Borrower as of December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows for the Parent Borrower for the fiscal years then ended.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Rate” means, a percentage per annum equal to (i) with respect to Revolving Credit Loans and Letter of Credit Fees, (A) for Eurocurrency Rate Loans, 2.25%, (B) for Base Rate Loans, 1.25%, and (C) for Letter of Credit fees, 2.25% and (ii) with respect to unused Revolving Credit Commitments, a percentage per annum equal to 0.50%.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. An Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a)(i), the Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request and certificate; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.05(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, PNC Capital Markets LLC and RBC Capital Markets, in its capacity as a Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment Taxes” has the meaning specified in Section 3.01(i).

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, (x) when used with respect to any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (y) when used with respect to any sale-leaseback transaction, the present value (discounted at a rate equivalent to the Parent Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale-leaseback transaction.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Block Amount” means $37,500,000.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to section 2.15, as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Avoidance Action” has the meaning specified in the DIP Order.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuance of a Cash Dominion Event, determines in its Permitted Discretion, as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Secured Cash Management Obligations then provided or outstanding.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified in 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas Houston Division or any other court having jurisdiction over the Cases from time to time and any Federal appellate court thereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such date as publicly announced from time to time by Citibank, N.A. in New York, New York as its “base rate” and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%. Any change in Citibank, N.A.’s “base rate” or the Federal Funds Rate or shall be effective on the day specified in the public announcement of such change in Citibank, N.A.’s “base rate” or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” has the meaning specified in Section 3.04(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account Agreement” has the meaning provided in Section 6.15(b).

“Blocked Accounts” has the meaning provided in Section 6.15(b).

“Borrowers” means the Parent Borrower and the Subsidiary Borrowers, jointly, severally and collectively.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Protective Advance, as the context may require.

“Borrowing Base” means, on any date, an amount equal to (x) 90.0% multiplied by the book value of Eligible Accounts minus (y) any Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(e) or, in the case of the Borrowing Base as of the Closing Date, the Borrowing Base as of June 13, 2018 and delivered to and accepted by the Administrative Agent on or prior to the Closing Date, in each case, after giving effect to any Reserves that have been established from time to time.

“Borrowing Base Certificate” means a certificate with respect to the calculation of the Borrowing Base, duly executed by a Responsible Officer or controller of the Parent Borrower, appropriately completed and substantially in the form of Exhibit I hereto or another form that is acceptable to the Administrative Agent in its reasonable discretion.

“Broadcast Licenses” means the main station license issued by the FCC or any foreign Governmental Authority and held by the Parent Borrower or any of its Restricted Subsidiaries for any Broadcast Station operated by the Parent Borrower or any of its Restricted Subsidiaries.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Parent Borrower or any of its Restricted Subsidiaries.

“Budget” means a projected statement of sources and uses of cash for the Borrowers and the other Debtors for the following 13 calendar weeks, including the anticipated uses of the Facility for each week during such period, in substantially the form of Exhibit K hereto; it being understood and agreed that, as used herein, the “Budget” shall initially refer to the initial 13-week projection delivered in accordance with Section 4.01(a)(viii)(A) and thereafter shall refer to the most recent 13-week-projection delivered by the Parent Borrower for the most recent month in accordance with Section 6.01(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or in the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located; provided that, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollars” and “Cdn.” each mean the lawful money of Canada.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Carve-Out” has the meaning specified in the DIP Order.

“Carve-Out Reserve” means a reserve in an amount equal to the amount of the Carve-Out, as established by the Administrative Agent and calculated in accordance with the DIP Order.

“Carve-Out Trigger Notice” has the meaning specified in the DIP Order.

“Case” or “Cases” has the meaning specified in the Introductory Statement.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account in the name of the Administrative Agent (or in the Administrative Agent’s discretion, the name of its sub-agent) and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateral Order” means the Final Order (I) Authorizing Postpetition Use of Cash Collateral and (II) Granting Adequate Protection to Prepetition Lenders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 507, Bankruptcy Rules 2002, 4001, and 9014, and Local Bankruptcy Rules 4001-1(b) and 4002-1 [ECF No. 452].

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default under Section 8.01(a), 8.01(b) (solely as it relates to compliance with Section 7.14) and 8.01(c) (solely as it relates to compliance with Section 6.01(e) or Section 6.15), or (ii) the occurrence and continuance of a Liquidity Event, and in the case of this clause (ii), the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (x) if the Cash Dominion Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Cash Dominion Event arises under clause (ii) above, so long as such Liquidity Event is continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) (i) Canadian Dollars, Sterling, Euros or any national currency of any Participating Member State of the EMU or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

(h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(j) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Parent Borrower or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Parent Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Order” means the Final Order (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System and Maintain Existing Bank Accounts and (B) Continue to Perform Intercompany Transactions and (II) Granting Related Relief [ECF No. 454].

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Management Systems” means the cash management systems described in Section 6.15.

“CCO Cash Management Arrangements” means the cash management arrangements established by the Parent Borrower and CCOH pursuant to the CCO Intercompany Agreements.

“CCO Credit Facility” means the commitments under the Credit Agreement dated as of June 1, 2018, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, by and among Clear Channel Outdoor, Inc., a Delaware corporate, as parent borrower, certain of its subsidiaries as subsidiary borrowers, Deutsche Bank AG New York Branch as administrative agent, collateral agent, swing line lender, and each lender party thereto from time to time.

“CCO Debt” means the CCO Notes and the CCO Credit Facility.

“CCO Debt Documentation” means any one or more credit agreements or indentures entered into among CCOH or its subsidiaries pursuant to which the CCO Debt is issued, and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time.

“CCO Intercompany Agreements” means (a) the Master Agreement dated as of November 16, 2005 between the Parent Borrower and CCOH as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.12(c) and (b) the Corporate Services Agreement dated as of November 16, 2005 between Clear Channel Management Services, L.P. and CCOH, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.12(c).

“CCO Notes” means, collectively, CCOH or its Subsidiaries’ (i) 6.5% Senior Notes due 2022, (ii) 7.625% Senior Subordinated Notes due 2020, and (iii) 8.75% Senior Notes due 2020.

“CCOH” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation.

“CCU Cash Management Notes” means (a) the Revolving Promissory Note dated November 10, 2005, issued by CCOH to the Parent Borrower pursuant to the CCO Cash Management Arrangements, as the same may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time in accordance with Section 7.12(c) and (b) the Revolving Promissory Note dated November 10, 2005, issued by the Parent Borrower to CCOH pursuant to the CCO Cash Management Arrangements, as the same may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time in accordance with Section 7.12(c) (the “Parent Borrower Obligor Cash Management Note”).

“CF Credit Agreement” means that certain credit agreement dated as of May 13, 2008, as amended and restated as of February 23, 2011, amended by Amendment No. 1, dated as of October 15, 2012, Amendment No. 2, dated as of May 31, 2013 and Amendment No. 3, dated as of December 18, 2013, among the Parent Borrower, Holdings, the subsidiary borrowers party thereto, the lenders party thereto and Citibank, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, to the extent permitted by the Intercreditor Agreement.

“CF Facilities” means the credit facilities under the CF Credit Agreement.

“CF Facility Documentation” means the CF Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Change of Control” means the earliest to occur of:

(a) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting power of the Voting Stock of Parent and (y) the percentage of the then outstanding voting power of Voting Stock of Parent owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, unless the Sponsors have, at such time and after giving effect to the transaction in question, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Parent; or

(b) subject to Section 7.04, the Parent Borrower ceases to be a direct wholly-owned Subsidiary of Holdings or Holdings ceases to be a direct or indirect wholly-owned Subsidiary of Parent.

“Citibank” means Citibank, N.A.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Protective Advances.

“Closing Date” means June 14, 2018, the date on which all conditions set forth in Section 4.01 were satisfied.

“Co-Investors” means, collectively, (a) Highfields Capital I LP, Highfields Capital II LP, High-fields Capital III LP, Highfields Capital Management LP, FMR LLC, Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors Trust Company, and any other Persons who, directly or indirectly, owned Equity Interests of Parent on July 30, 2008, and any of their respective Affiliates and funds or partnerships managed or advised by any of them or their respective Affiliates and (b) and the Management Stockholders.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document to the extent required to be delivered pursuant to Section 6.11, 6.13 or 6.15, subject in each case to the limitations and exceptions of this definition, duly executed by each Loan Party thereto;

(b) Subject to any applicable limitations set forth in the Collateral Documents, all of the Parent Borrower’s wholly-owned Material Domestic Subsidiaries (other than Excluded Subsidiaries) that own Eligible Accounts shall execute a joinder to this Agreement in order to become a Subsidiary Borrower hereunder and all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings, each Borrower (in the case of Obligations of each other Borrower) and each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary and not an Excluded Subsidiary (each, a “Subsidiary Guarantor,” and each unconditional guarantee thereby, a “Subsidiary Guarantee”);

(c) all guarantees issued or to be issued in respect of the Senior Notes (i) shall be subordinated to the Obligations to the same extent as the guarantees existing on the Closing Date in respect of the Senior Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Guarantee; and

(d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations shall have been secured by a perfected first priority security interest in the Receivables Collateral, subject to the terms of the DIP Order.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require the creation or perfection of pledges of security interests in, or taking other actions with respect to, (i) pledges and security interests prohibited by Law (other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition), (ii) intercompany indebtedness between the Parent Borrower and its Restricted Subsidiaries or between any Restricted Subsidiaries, or (iii) any particular assets if, in the reasonable judgment of the Administrative Agent evidenced in writing, determined in consultation with the Parent Borrower, the burden, cost or consequences (including any material adverse tax consequences) of creating or perfecting such pledges or security interests in such assets or taking other actions in respect of such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents; and

(B) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Parent Borrower in writing; and.

Notwithstanding any of the foregoing, the Parent Borrower may cause any Restricted Subsidiary that is not at the time a Subsidiary Borrower or Subsidiary Guarantor to take all actions necessary under this definition of “Collateral and Guarantee Requirement” to become a Subsidiary Borrower or a Subsidiary Guarantor, in the case of such Restricted Subsidiary organized in the United States, in which case such Restricted Subsidiary shall be treated as a Subsidiary Borrower or Subsidiary Guarantor, as applicable, hereunder for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Blocked Account Agreements, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11, Section 6.13, Section 6.15, the Guaranties, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, such Lender’s Revolving Credit Commitment and such Lender’s commitment to acquire participations in Protective Advances, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, any financial statement, financial and other report, notice, request and certificate.

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.15(c).

“Confirmation Order” means an order of the Bankruptcy Court entered in the Cases pursuant to section 1129 of the Bankruptcy Code, which order shall confirm an Acceptable Reorganization Plan and otherwise be reasonably satisfactory in form and substance to the Administrative Agent, together with all extensions, modifications, and amendments thereto, also in form and substance satisfactory to the Administrative Agent.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court; provided, that for purposes hereof the Consummation Date of the Reorganization Plan shall be no later than the “effective date” thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Borrower and/or other companies.

“Conversion Date” means the date upon which the conditions precedent to effectiveness of the Exit Facility Agreement set forth in the Exit Facility Term Sheet shall have been satisfied or waived.

“Credit Card Receivables” has the meaning specified in the definition of “Eligible Credit Card Receivables.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditors’ Committee” has the meaning specified in the DIP Order.

“DDAs” means any checking or other demand deposit account maintained by a Loan Party in which Collateral and proceeds of Collateral is deposited or held. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the DIP Order. Each reserve account the Loan Parties maintain as mandated by the Bankruptcy Court and set forth in Schedule 1.01D shall be conclusively deemed not to constitute DDAs.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” means Holdings, the Borrowers and any Subsidiary of the Parent Borrower that is a debtor in the Cases.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means a Lender (i) that has failed for three or more Business Days to comply with its obligations hereunder to make a Loan, make a payment to the L/C Issuer in respect of such Lender’s Pro Rata Share of any L/C Obligations and/or make a payment to the Swing Line Loan Lender in respect of a Swing Line Loan (each a “funding obligation”), (ii) that has notified the Administrative Agent that it will not comply with any such funding obligation hereunder or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and similar agreements, (iii) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent), (iv) with respect to which a Lender Insolvency Event has occurred and is continuing or (v) that has, or has a direct or indirect parent company that has become the subject of a Bail-in Action (provided that neither the reallocation of funding obligations provided for in Section 2.16(a) as a result of a Lender’s being a Defaulting Lender nor the performance by a Non-Defaulting Lender of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender); provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Agent, Parent Borrower, L/C Issuer, and each Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Parent Borrower provided for in this definition.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“DIP Motion” means that certain Motion Seeking Entry of DIP Order (I) Authorizing Debtors (A) To Obtain Postpetition Financing, and (B) To Utilize Cash Collateral and (II) Granting Adequate Protection to Prepetition Secured Parties, filed in the Cases on the DIP Motion Date.

“DIP Motion Date” means June 7, 2018.

“DIP Order” means, collectively, the order of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be substantially in the form of Exhibit L or otherwise satisfactory in form and substance to the Administrative Agent, together with all extensions, modifications, and amendments thereto, in each case, in form and substance satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Administrative Agent’s and the Lenders’ claims.

“DIP Order Entry Date” means the date on which the DIP Order is entered by the Bankruptcy Court.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests of a Restricted Subsidiary (but excluding the Equity Interests of the Parent Borrower)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 7.05 unless the net cash proceeds resulting from such transaction or series of transactions shall exceed $9,000,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of or backstop on terms satisfactory to the Administrative Agent in its sole discretion all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part or (c) provides for the scheduled payments of dividends in cash, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Parent Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Parent Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or under the terms of the plan under which such Equity Interests are issued and any stock subscription or shareholder agreement to which such Equity Interests are subject; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective estates, Affiliates or Immediate Family Members), of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies’ or any other entity in which the Parent Borrower or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries.

“Disqualified Institutions” means (a) those banks and institutions that have been specified in writing to the Administrative Agent prior to June 13, 2018 as being “Disqualified Institutions” or (b) as identified in writing to the Administrative Agent from time to time, any Persons who are competitors of the Parent Borrower and its Subsidiaries.

“Divestiture Assets” means the DoJ Divestiture Assets and the FCC Divestiture Assets.

“DoJ Divestiture Assets” means the “Divestiture Assets” as defined in the DoJ Consent Orders.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent and the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to any Borrower, except to the extent that (determined without duplication):

(a) except as provided in clause (v) of this definition, such Account does not arise from the sale of goods, intellectual property or advertising, or the performance of services by a Borrower in the ordinary course of its business;

(b) (i) such Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e) an invoice, in form and substance consistent with the Parent Borrower’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Borrowers on the Closing Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f) such Account (i) is not owned by a Borrower or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (t), (x) and (z) of Section 7.01;

(g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Borrower (other than Accounts arising from the sale of goods, intellectual property or advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with a Borrower;

(h) Accounts subject to a partial payment plan;

(i) such Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower but only to the extent of the potential offset;

(j) upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within:

(A) with respect to Accounts generated by the IHM Group, (x) in the case of Accounts due from advertising agencies, 120 days past the original invoice date, or (y) in the case of Accounts due from any other Person, 90 days past the original invoice date;

(B) with respect to Accounts generated by the Premier Group, 120 days past the original invoice date;

(C) (x) with respect to Accounts generated from commissions billed for media representation services by the Katz Group, 60 days past the original due date, or (y) with respect to Accounts generated by billings made by the Katz Group to advertisers or advertising agencies for advertising spots, and for which a member of the IHM Group has billed a member of the Katz Group, the Account is not paid within 90 days following the original invoice date; or

(D) with respect to Accounts generated by the TTWN Group, 90 days past the original invoice date;

provided that in calculating delinquent portions of Accounts under clauses (A) through (C), IHM Group Accounts due from advertising agencies with net credit balances over 120 days old, IHM Group Accounts and TTWN Accounts due from other persons with net credit balances over 90 days old, Premier Group Accounts with net credit balances over 120 days old, Katz Group media representation Accounts with net credit balances over 60 days old, and other Katz Group Accounts with net credit balances over 90 days old, will be excluded;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k) such Account is the obligation of an Account Debtor from whom 50% or more of the aggregate amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;

(l) such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts (but only the extent of such excess);

(m) such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (t) and (x) of Section 7.01;

(n) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Borrower or that have been delivered to the Administrative Agent);

(p) such Account is payable in any currency other than Dollars;

(q) Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;

(r) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;

(s) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(t) such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Borrower in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(u) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(v) such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(w) Credit Card Receivables (other than Eligible Credit Card Receivables);

(x) Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

(y) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(z) [reserved];

(aa) such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion;

(bb) such Account was generated by a Person that was a Borrower at the time such Account was generated but has since been sold or divested; or

(cc) such Account was not generated by the IHM Group, Premier Group, TTWN Group, or Katz Group unless otherwise agreed to by the Administrative Agent in its Permitted Discretion (after such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof).

“Eligible Assignee” means any assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b); provided that under no circumstances shall (i) any Loan Party or any of its Subsidiaries, (ii) the Sponsor or any of its Affiliates, (iii) without the consent of the Parent Borrower in its sole discretion, any Disqualified Institution, or (iv) any natural person be an Assignee.

“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to any Borrower from major credit card and debit card processors (including, but not limited to, JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts with respect to which a Borrower does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (t), (x) and (z) of Section 7.01);

(c) Accounts as to which the Administrative Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (t) and (x) of Section 7.01;

(d) Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e) except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such credit card or debit card processor;

(f) except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of a Borrower; and

(g) Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that the Administrative Agent in its Permitted Discretion determines to be unlikely to be collected.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, drinking water, groundwater, land surfaces, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims” solely with respect to this paragraph), including (i) any and all Claims by a Governmental Authority for enforcement, response or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the pollution or protection of the Environment including those relating to the generation, handling, storage, treatment transport or Release or threat of Release of Hazardous Materials or, to the extent relating to exposure or threat of exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, or Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Parent Borrower and is treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan for which notice to the PBGC is not waived by regulation; (b) a withdrawal by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates of a notice of intent to terminate a Pension Plan; (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (f) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code and Section 303(d) of ERISA (or, after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the filing by the PBGC of a petition under Section 4042 of ERISA to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Holdings or the Parent Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the lawful single currency of the European Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the greater of (a) the rate per annum obtained by dividing (i) (A) the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or such other Person that takes over the administration of such rate) LIBOR Rate (“ICE LIBOR”), as published by a nationally recognized service such as the Dow Jones Market Service (Telerate), Reuters or Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time), or a comparable or successor rate that has been approved by the Administrative Agent, at approximately 11:00 a.m., London time on the Interest Rate Determination Date, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 1.00%. Any determination of the Eurocurrency Rate shall be conclusive absent manifest error.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurocurrency Rate.

“Eurocurrency Successor Rate” has the meaning specified in Section 3.03(b).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, as of any date of determination thereof, (a) the Line Cap minus (b) the Availability Block Amount minus (c) the aggregate Revolving Credit Exposure.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means “Excluded Asset” and “Excluded Security”, in each case as defined herein or under the Collateral Documents or in the DIP Order.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, or a guarantee by which would require governmental consent, approval, license or authorization, (d) any Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that is a controlled foreign corporation within the meaning of Section 957 of the Code, (e) any Unrestricted Subsidiary, (f) any Securitization Entity, (g) any Subsidiary that is not a Debtor and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, determined in consultation with the Parent Borrower, the burden, cost or consequences (including any material adverse tax consequences) of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Existing Letters of Credit” means the Letters of Credit Listed on Schedule 2.03(a) hereto.

“Exit Facility Agreement” means the credit agreement that is entered into on the Conversion Date as contemplated by the terms specified in the Exit Facility Term Sheet and any related schedules and exhibits attached thereto; provided, that such credit agreement shall have been made available to the Administrative Agent and all Revolving Credit Lenders and shall have been approved by each Revolving Credit Lender; provided further that a Revolving Credit Lender shall be deemed to have approved such credit agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date such credit agreement has been made available to the Revolving Credit Lenders, a written notice from such Revolving Credit Lender stating that such Revolving Credit Lender objects to such credit agreement.

“Exit Facility Term Sheet” means the term sheet substantially in the form attached as Exhibit M hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Facility” means the Revolving Credit Facility.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Parent Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by the Parent Borrower or any of its Restricted Subsidiaries.

“FCC Divestiture Assets” means (a) Broadcast Licenses transferred to the Aloha Trust pursuant to the FCC Order, (b) any interest in the Aloha Trust and (c) any assets of the Parent Borrower and its Restricted Subsidiaries relating to the Stations operated under the Broadcast Licenses referred to in clause (a).

“FCC Order” means the Memorandum Opinion and Order, FCC 08-3, released by the FCC on January 24, 2008, as amended by the Erratum dated January 30, 2008.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Amended and Restated Fee Letter, dated as of June 13, 2018, by and between the Parent Borrower and the Arrangers, as amended, amended and restated, supplemented or otherwise modified from time to time and (b) the Administrative Agent Fee Letter, dated as of June 8, 2018, by and between the Parent Borrower and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Final Order” means an order of the Bankruptcy Court from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent waives such requirement).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantor” means Holdings, each Borrower (except with respect to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” means (a) the guaranty (as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith) made by Holdings, the Parent Borrower, the Subsidiary Borrowers, and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F-1 or Exhibit F-2, as applicable, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11, all guarantees hereunder, the “Guaranties.”

“Hazardous Materials” means materials, chemicals, substances, compounds, wastes, pollutants and contaminants, in any form, including all explosive or radioactive substances or wastes, mold, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, in each case regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, or an Affiliate of any of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Hedging Obligations” means obligations of the Parent Borrower or any Subsidiary arising under any Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICE LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“IHM Group” means iHeartCommunications, Inc., AMFM Broadcasting Licenses, LLC, AMFM Broadcasting, Inc., AMFM Operating Inc., AMFM Radio Licenses, LLC, AMFM Texas Broadcasting, LP, AMFM Texas Licenses, LLC, AMFM Texas, LLC, Capstar Radio Operating Company, Capstar TX, LLC, CC Broadcast Holdings, Inc., CC Licenses, LLC, Cine Guarantors II, Inc., Citicasters Co., Citicasters Licenses, Inc., Clear Channel Broadcasting Licenses, Inc., iHeartMedia + Entertainment, Inc., Clear Channel Holdings, Inc., iHM Identity, Inc., Clear Channel Investments, Inc., iHeartMedia Management Services, Inc., Clear Channel Mexico Holdings, Inc., Clear Channel Real Estate, LLC, Critical Mass Media, Inc., M Street Corporation, Terrestrial RF Licensing, Inc. and CC Finco Holdings, LLC.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(a).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness constitutes debt for borrowed money and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person that is not assumed by such Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Intercreditor Agreement” means the amended and restated intercreditor agreement, dated as of February 23, 2011, (as amended, restated, supplemented, or otherwise modified from time to time in prior to the date hereof), between TPG Specialty Lending, Inc., as administrative agent under the Pre-Petition ABL Credit Agreement and Citibank, N.A., in its capacity as administrative agent and collateral agent under the CF Credit Agreement (or any successor administrative agent and collateral agent thereto).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed by each Lender of such Eurocurrency Rate Loan and the Administrative Agent, nine or twelve months (or such period of less than one month as may be consented to by the Administrative Agent and each Lender), as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Parent Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Parent Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Katz Group” means Christal Radio Sales, Inc., Katz Communications, Inc., Katz Media Group, Inc., Katz Millennium Sales & Marketing Inc., and Katz Net Radio Sales, Inc.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each of Citibank, N.A., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, PNC Bank, National Association and Royal Bank of Canada, and any other Lender that becomes a L/C Issuer in accordance with Section 2.03(l) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum Dollar Equivalent amount then available to be drawn under all outstanding Letters of Credit (whether or not (i) such maximum Dollar Equivalent amount is then in effect under any such Letter of Credit if such maximum Dollar Equivalent amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means $175,000,000.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Final Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.03(n) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.03(n) of this Agreement.

“License Subsidiary” means a direct or indirect wholly-owned Restricted Subsidiary of the Parent Borrower substantially all of the assets of which consist of Broadcast Licenses and related rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Line Cap” means, at any time of determination the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Credit Commitments.

“Liquidity Event” means the determination by the Administrative Agent that Excess Availability has been less than the greater of (a) $45,000,000 and (b) 10% of the Line Cap for five (5) consecutive Business Days, and continuing until Excess Availability exceeds the greater of (a) $45,000,000 and (b) 10% of the Line Cap for 30 consecutive calendar days, in which case a Liquidity Event shall no longer be deemed to be continuing for purposes of this Agreement.

“LMA” means a time brokerage agreement between a broadcaster-broker and a radio station licensee pursuant to which the broadcaster-broker supplies programming and sells commercial spot announcements in discrete blocks of time provided by the radio station licensee that amount to 15% or more of the weekly broadcast hours of the radio station licensee’s radio broadcast station.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Fee Letters, (iv) the Guaranties, (v) the Collateral Documents, (vi) the Issuer Documents and (vii) the DIP Order.

“Loan Parties” means collectively, Holdings, the Parent Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (other than as customarily occurs as a result of the events leading up to and following the commencement of, and the continuation and prosecution of, the Cases thereof), or (b) the rights and remedies of the Administrative Agent and the Lenders hereunder.

“Material Domestic Subsidiary” means, at any date of determination, each of the Parent Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for the most recently ended period of four consecutive fiscal quarters of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or contribute more than 5.0% of the gross revenues of the Parent Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Parent Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11 applicable to such Subsidiaries; provided, however, that, any License Subsidiary that is a Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary if such License Subsidiary would constitute a Material Domestic Subsidiary if it were assumed that such License Subsidiary had the revenues associated with the Broadcast Stations operated by the Parent Borrower and its Domestic Subsidiaries that utilized the Broadcast Licenses owned by such License Subsidiary.

“Material Subsidiary” means any Material Domestic Subsidiary.

“Maturity Date” means the earliest to occur of: (a) the Scheduled Termination Date and (b) the Consummation Date; provided that (x) if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day and (y) if the Conversion Date shall have occurred, then the Maturity Date shall be the “Maturity Date” as set forth in the Exit Facility Agreement.

“Maximum Rate” has the meaning specified in Section 10.11.

“Monthly Borrowing Base Certificate” has the meaning provided in Section 6.01(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions, or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Defaulting Lenders” means a Lender that is not a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of the Parent Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Revolving Credit Note.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable as claims in such proceeding, (y) Hedging Obligations and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(i).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date; and (c) with respect to Protective Advances on any date, the Dollar Equivalent thereof after giving effect to any borrowings and prepayments or repayments of Protective Advances occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Payment in Full” means the time at which no Lender or L/C Issuer shall have (a) any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence) as a result of all such Loans and other Obligations having been paid in full in cash and (b) Letters of Credit outstanding that (i) have not been Cash Collateralized in accordance with the terms of this Agreement or (ii) have not had other arrangements made with respect to them that are satisfactory to the L/C Issuer.

“Parent” means iHeartMedia, Inc.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Parent Borrower Obligor Cash Management Note” has the meaning specified in the definition of “CCU Cash Management Notes”.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any person owing, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is either (i) sponsored or maintained by Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates or (ii) to which Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates contributes or has an obligation to contribute or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.

“Permits” means any and all franchises, licenses, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required for the operation of the Parent Borrower’s business under its organizational documents or under any loan treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Discretion” means the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor, event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date which the Administrative Agent reasonably determines, with respect to Accounts, (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or the L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or (b) evidences that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the Parent Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts (but Reserves may not duplicate the eligibility criteria contained in the definition of Eligible Accounts), and any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts.

“Permitted Holder” means any Sponsor or Co-Investor; provided that for purposes of determining ownership by Permitted Holders of Voting Stock of Parent, Co-Investors shall be deemed to own the lesser of (x) the percentage of the voting power of the Voting Stock of Parent actually owned by them at such time and (y) 25% of the voting power of the Voting Stock of Parent and shall only be deemed to be a Permitted Holder to such extent.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Junior Financing or Retained Existing Notes, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole; provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and does not include guarantees by any other Person who is not an obligor of such Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) in the case of any Permitted Refinancing in respect of the CF Facilities or the CCO Debt, such Permitted Refinancing is not secured by any portion of the Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the Introductory Statement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by the Parent Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pre-Petition ABL Credit Facility” means the commitments under the Credit Agreement (the “Pre-Petition ABL Credit Agreement”) dated as of November 30, 2017, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, between the Borrowers, Holdings, TPG Specialty Lending, Inc., as administrative agent, collateral agent, swing line lender, and each lender party thereto from time to time.

“Pre-Petition Debt” means, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Premier Group” means Premiere Networks, Inc.

“primary obligor” has the meaning specified in the definition of “Guarantee.”

“Primed Liens” has the meaning specified in Section 2.17(a).

“Priming Liens” has the meaning specified in Section 2.17(a).

“Priority Guarantee Notes” means, collectively, the Parent’ Borrower’s (i) 9.0% Priority Guarantee Notes due 2019, (ii) 9.0% Priority Guarantee Notes due 2021, (iii) 11.25% Priority Guarantee Notes due 2021, (iv) 9.0% Priority Guarantee Notes due 2022 and (v) 10.625% Priority Guarantee Notes due 2023.

“Priority Guarantee Notes Documentation” means any one or more indentures entered into among the Parent Borrower, as issuer, the guarantors party thereto and a trustee, pursuant to which the Priority Guarantee Notes are issued, and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, to the extent permitted by the Intercreditor Agreement.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage of such Lender and, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitments of such Lender and the denominator of which is the amount of the aggregate Revolving Commitments, at such time; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance” has the meaning specified in Section 2.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower for the fiscal quarter ended September 30, 2017.

“Receivables Collateral” means all the “Intercreditor Collateral” as defined in the Intercreditor Agreement as in effect on the Petition Date.

“Receivables Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15, as the Administrative Agent in the Administrative Agent’s Permitted Discretion determines as being appropriate with respect to the determination of the collectability in the ordinary course of business of Eligible Accounts, including, without limitation, dilution, reconciliation of variances between the general ledger and the receivables aging, and unapplied cash received.

“Refinancing” means (a) the repayment in full of all indebtedness outstanding under the Pre-Petition ABL Credit Agreement, (b) the termination and release of all commitments thereunder (or other arrangements reasonably satisfactory to the Administrative Agent), (c) except as otherwise agreed by the Administrative Agent, delivery to Administrative Agent of all documents or instruments necessary to release all Liens securing Indebtedness under the Pre-Petition ABL Credit Agreement, and (d) the cash collateralization or backstop of any letters of credit outstanding thereunder (other than the Existing Letters of Credit).

“Register” has the meaning specified in Section 10.07(d).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent Borrower or a Restricted Subsidiary in exchange for assets transferred by the Parent Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon the receipt by the Parent Borrower or a Restricted Subsidiary of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the Environment.

“Reorganization Plan” means a plan of reorganization in the Cases.

“Reportable Event” means, with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Revolving Credit Exposure (other than protective advances and with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) then outstanding and (b) aggregate unused Revolving Credit Commitments then in effect; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means (x) all, if any, Availability Reserves, Bank Product Reserves, Receivables Reserves and any and all other reserves (other than the Carve-Out Reserve) which the Administrative Agent deems necessary in its Permitted Discretion to maintain with respect to Eligible Accounts that have been established in accordance with Section 2.15 and (y) the Carve-Out Reserve, it being understood that Reserves on the Closing Date shall be equal to the amount stated as Reserves on the Borrowing Base Certificate delivered to the Administrative Agent.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, secretary, assistant secretary, any executive vice president, any senior vice president, any vice president or treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references in this Agreement to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Restricting Information” has the meaning specified in Section 10.09(a).

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 16, 2018 (as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith), by and among Parent and certain of its direct and indirect wholly-owned subsidiaries party thereto, the Consenting Creditors (as defined therein) and the Consenting Sponsors (as defined therein).

“Retained Existing Notes” means the Parent Borrower’s (i) 5.5% Senior Notes due 2016, (ii) 6.875% Senior Debentures due 2018 and (iii) 7.25% Debentures Due 2027.

“Retained Existing Notes Indenture” means the Senior Indenture dated as of October 1, 1997 among the Parent Borrower and The Bank of New York, as trustee (with The Bank of New York Trust Company, N.A. as current trustee), as supplemented by the Second Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Third Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Eleventh Supplemental Indenture dated as of January 9, 2003, as further supplemented by the Twelfth Supplemental Indenture dated as of March 17, 2003, as further supplemented by the Thirteenth Supplemental Indenture dated as of May 1, 2003, as further supplemented by the Fourteenth Supplemental Indenture dated as of May 21, 2003, as further supplemented by the Sixteenth Supplemental Indenture dated as of December 9, 2003, as further supplemented by the Seventeenth Supplemental Indenture dated as of September 20, 2004, as further supplemented by the Eighteenth Supplemental Indenture dated as of November 22, 2004, as further supplemented by the Nineteenth Supplemental Indenture dated as of December 16, 2004, as further supplemented by the Twentieth Supplemental Indenture dated as of March 21, 2006 and as further supplemented by the Twenty-first Supplemental Indenture dated as of August 15, 2006, as may be amended, supplemented or modified from time to time.

“Retained Existing Notes Indenture Debt” means “Debt” under (and as defined in) the Retained Existing Notes Indenture.

“Retained Existing Notes Indenture Unrestricted License Subsidiary” means any License Subsidiary that (a) is created or acquired after the Closing Date and (b) constitutes an “Unrestricted Subsidiary” under (and as defined in) the Retained Existing Notes Indenture.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of an Alternative Currency Letter of Credit, (b) each date of an amendment of any such Alternative Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (c) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require, so long as such additional dates occur no less frequently than monthly (or weekly, in the case of a Weekly Monitoring Event) at any time an Alternative Currency Letter of Credit is issued or outstanding or any Alternative Currency L/C Obligation exists.

“Revolving Commitment Increase” shall have the meaning specified in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01B under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date shall be equal to $450,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Revolving Commitment Increase.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the Outstanding Amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means, (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent and the applicable L/C Issuer to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Scheduled Termination Date” means the date that is twelve (12) months after the Closing Date (or if such day shall not be a Business Day, the next succeeding Business Day); provided that, to the extent the Consummation Date with respect to an Acceptable Reorganization Plan has not occurred on or prior to such date solely because any condition precedent set forth therein with respect to the procurement of regulatory approvals has not been satisfied (and other than any other conditions that by their nature can only be satisfied on the Consummation Date), the Scheduled Termination Date shall instead mean the date that is fifteen (15) months after the Closing Date (or if such day shall not be a Business Day, the next succeeding Business Day).

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligation” means any Cash Management Obligations designated by the Parent Borrower in writing to the Administrative Agent as “Secured Cash Management Obligations” which will thereby become Obligations hereunder and under the Security Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank and designated in writing by the Parent Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the ABL Receivables Pledge and Security Agreement, dated as of the date hereof (as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith or herewith) executed by the Loan Parties, substantially in the form of Exhibit G, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means the Parent Borrower’s 14.0% Senior Notes due 2021.

“Senior Notes Indentures” means any one or more indentures entered into among the Parent Borrower, as issuer, the guarantors party thereto and a trustee, pursuant to which the Senior Notes are issued, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time in accordance with this Agreement.

“Similar Business” means any business conducted or proposed to be conducted by the Parent and its subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“SPC” has the meaning specified in Section 10.07(h).

“Specified L/C Sublimit” means, with respect to any L/C Issuer, (i) in the case of Citibank, N.A. (or any of its Affiliates), $50,000,000, (ii) in the case of Deutsche Bank AG New York Branch (or any of its Affiliates), $25,000,000, (iii) in the case of Goldman Sachs Bank USA (or any of its Affiliates), $25,000,000, (iv) in the case of PNC Bank, National Association (or any of its Affiliates), $50,000,000, (v) in the case of Royal Bank of Canada (or any of its Affiliates), $25,000,000 and (vi) in the case of any other L/C Issuer, such amount as is specified in the agreement pursuant to which such Person becomes an L/C Issuer entered into pursuant to Section 2.03(l) hereof.

“Sponsor” means any of Bain Capital LLC and Thomas H. Lee Partners L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any or both of them or their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office; provided that the Administrative Agent or a L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stations” means all radio and television broadcast stations owned by the Parent Borrower or any of its Restricted Subsidiaries.

“Sterling” and the sign “£” each mean the lawful money of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrowers” means each of the Persons listed on Schedule 1.01A, and each Material Domestic Subsidiary that becomes a party to this Agreement as a Borrower after the Closing Date, pursuant to Section 6.11 or otherwise.

“Subsidiary Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Subsidiary Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Supermajority Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 66 2/3% of the sum of the (a) Revolving Credit Exposure (other than protective advances and with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) then outstanding and (b) aggregate unused Revolving Credit Commitments then in effect; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code, having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit sub-facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citibank, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means $100,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent balance sheet of the Parent Borrower delivered pursuant to the Pre-Petition ABL Credit Agreement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the closing and effectiveness of this Agreement, (b) the consummation of the Refinancing, (c) the funding of the initial Revolving Credit Borrowing on the Closing Date. (d) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“TTWN Group” means TTWN Networks, LLC, TTWN Media Networks, LLC, and Clear Channel Metro, LLC.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“U.S. Trustee” means the United States Trustee for the Southern District of Texas.

“UFCA” has the meaning specified in Section 10.26.

“UFTA” has the meaning specified in Section 10.26.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary listed on Schedule 1.01C hereto and any Subsidiary of any entity listed on Schedule 1.01C hereto.

“Unused Amount” means, on any day the aggregate Revolving Credit Commitments then in effect minus the aggregate of the then outstanding Revolving Credit Exposures, provided that the Unused Amount shall never be less than zero.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Weekly Borrowing Base Certificate” has the meaning specified in Section 6.01(e).

“Weekly Monitoring Event” means (i) an Event of Default has occurred and is continuing or (ii) a Liquidity Event has occurred and is continuing. For purposes of this Agreement, the occurrence of a Weekly Monitoring Event shall be deemed continuing at the Administrative Agent’s option until (x) if the Weekly Monitoring Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Weekly Monitoring Event arises under clause (ii) above, so long as such Liquidity Event is continuing, in which case a Weekly Monitoring Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The word “or” is not exclusive.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04. [Reserved].

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. [Reserved].

SECTION 1.08. Currency Equivalents Generally.

(a) The Administrative Agent and the applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of an Alternative Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Alternative Currency Letter of Credit is denominated in an Alternative Currency, such amount, other than in cases where a Dollar Equivalent is expressly included, shall be the relevant Alternative Currency Equivalent of such Dollar Equivalent (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent and the applicable L/C Issuer.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) [Reserved].

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein and in the DIP Order, each Lender severally agrees to make loans to the Borrowers in Dollars as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day on or after the Closing Date until the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Protective Advances shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), and reborrow under this Section 2.01(b) (provided that, in each such case, such Revolving Credit Loans shall not, after giving effect thereto and to the application of the proceeds thereof, result at such time in Excess Availability being less than $0 (subject to Section 2.01(c)); and the Borrowers may prepay under Section 2.05.

(c) Subject to the limitations set forth below and the DIP Order (and notwithstanding anything to the contrary in Section 2.01(b) or in Article IV), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Credit Loans denominated in Dollars that are Base Rate Loans on behalf of all Lenders to the Borrowers, at any time that any condition precedent set forth in Article IV has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof or (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (each such loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause Excess Availability to be less than $0; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances) the aggregate principal amount of all Protective Advances outstanding hereunder would exceed 5.0% of the Borrowing Base as determined on the date of such proposed Protective Advance; provided further that the aggregate principal amount of all outstanding Protective Advances plus the aggregate Revolving Credit Exposures at such time shall not exceed the aggregate Revolving Commitments as then in effect. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on behalf of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder. No Protective Advance shall be outstanding after the earlier of (x) 20 Business Days after the date on which it was made or (y) the date on which the Required Lenders instruct the Administrative Agent to cease making Protective Advances. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion and under no circumstance shall the Borrowers have the right to require that a Protective Advance be made. At any time that the conditions precedent set forth in Article IV have been satisfied or waived, the Administrative Agent may request the Revolving Credit Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(d).

(d) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply) made on or after the Closing Date, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent (i) not later than 12:00 noon (New York, New York time) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans (or, in the case of the initial Borrowing on the Closing Date, not later than 12:00 noon (New York, New York time) one (1) Business Date prior to the requested date of such Borrowing) and (ii) not later than 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided that the Parent Borrower may condition the initial Borrowing hereunder in such notice on the entry of the DIP Order; provided further that the Parent Borrower may deliver new notices if such condition fails to be satisfied on the proposed Borrowing date. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of the amount of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Parent Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, Administrative Agent, shall notify each Lender of the details of any automatic conversion to Base Rate Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to Administrative Agent, in Same Day Funds at Administrative Agent’s Office for the respective currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), Administrative Agent, shall make all funds so received available to the Borrowers in like funds as received by Administrative Agent, either by (i) crediting the account of the Parent Borrower (on behalf of the Borrowers) on the books of Administrative Agent, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent, by the Parent Borrower; provided that if, on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Credit Facility is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Parent Borrower (on behalf of the Borrowers) as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans. If prior to the commencement of any Interest Period for any Eurocurrency Rate Loan, (i) the Administrative Agent shall have reasonably determined that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of “LIBOR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or (ii) the Administrative Agent shall have received notice from the Required Lenders that Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurocurrency Rate Loans for such Interest Period, then the Administrative Agent shall give written notice to the Parent Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make Eurocurrency Rate Loans, or to continue or convert outstanding Loans as or into Eurocurrency Rate Loans, shall be suspended and (B) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s “base rate” used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such Pro Rata Share available to the Administrative Agent, each of such Lender and each Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers (to the extent such amount is covered by interest paid by such Lender) the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein and in the DIP Order, (A)(1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Final Expiration Date, to issue Letters of Credit for the account of the Parent Borrower (provided that (x) any Letter of Credit may be for the benefit of any Subsidiary of the Parent Borrower, (y) no L/C Issuer shall be obligated to issue a Letter of Credit denominated in a currency other than Dollars prior to the date that is 30 days after the Closing Date and (x) no L/C Issuer shall have any obligation to issue trade or commercial Letters of Credit without its consent) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03 (and in each case, with respect to the participation in any Alternative Currency Letter of Credit, such participation shall occur on each Revaluation Date); provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable Letter of Credit and after giving effect thereto, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) (A) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (B) the Outstanding Amount of all Alternative Currency L/C Obligations would exceed the Alternative Currency L/C Sublimit or (z) Excess Availability would be less than $0; provided, further, that no Letter of Credit shall be issued by any L/C Issuer the stated amount of which, when added to the Outstanding Amount of L/C Credit Extensions with respect to such L/C Issuer, would exceed the applicable Specified L/C Sublimit of such L/C Issuer then in effect. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer, (ii) delivered to Administrative Agent and L/C Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and L/C Issuer and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to L/C Issuer’s authentication procedures with results satisfactory to L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be governed by the terms and conditions hereof.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by such L/C Issuer and the Administrative Agent in their sole discretion; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Final Expiration Date, unless each Appropriate Lender shall have approved such expiry date; provided, that notwithstanding the foregoing if the applicable L/C Issuer and the Administrative Agent each consent in their sole discretion, the expiration date on any Letter of Credit (including as provided in Section 2.03(b)(iii) in connection with an Auto-Renewal Letter of Credit) may extend beyond the Letter of Credit Final Expiration Date provided that (x) if any such Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Letter of Credit Final Expiration Date, the Parent Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer in an amount equal to 105% of the Outstanding Amount of the L/C Obligations with respect to such Letter of Credit or provide a back-to-back letter of credit, in form and substance and from an issuing bank satisfactory to the applicable L/C Issuer on or prior to the date that is 30 days prior to the Letter of Credit Final Expiration Date or, if later, such date of issuance and (y) if the Parent Borrower has complied with its obligations under the preceding clause (x), each Lender’s participation in any such Letter of Credit that is outstanding on the Letter of Credit Final Expiration Date shall terminate on the Letter of Credit Final Expiration Date.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency; or

(D) any Revolving Credit Lender is a Defaulting Lender, unless such L/C Issuer has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate such L/C Issuer’s risk with respect to the participations in such Letter of Credit by all such Defaulting Lenders, including by (1) Cash Collateralizing, (2) reallocating pursuant to Section 2.16(a), or (3) obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of any L/C Obligations in respect of such Letter of Credit.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent (A) not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency, or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer, (ii) delivered to Administrative Agent and L/C Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and L/C Issuer and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to L/C Issuer’s authentication procedures with results satisfactory to L/C Issuer. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon by the relevant L/C Issuer and the Parent Borrower at the time such Letter of Credit is issued; provided, further, that the relevant L/C Issuer may include a final expiry date in any such Auto-Renewal Letter of Credit, on which date such Auto-Renewal Letter of Credit shall expire and may not be renewed. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant

L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the Letter of Credit Final Expiration Date (subject to the proviso to Section 2.03(a)(ii)(B)); provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice in writing on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Parent Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Dollars, the Parent Borrower shall reimburse such L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse such L/C Issuer in such Alternative Currency, unless such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars.    In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency, such L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) 11:00 a.m. on the Business Day of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in Dollars (including all Letters of Credit denominated in Dollars), or (y) the Applicable Time on the third Business Day following the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer in Dollars or the Alternative Currency, as the case may be, in an amount equal to the amount of such drawing (including interest accrued thereon which shall include, for the avoidance of doubt, interest accrued on the amount of such drawing during such three Business Day period) and in the applicable currency. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars or in the Dollar Equivalent thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Parent Borrower (on behalf of the Borrowers) shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be given in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party; or

(vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by the Parent Borrower to the extent permitted by applicable Law) suffered by the Parent Borrower that are caused by acts or omissions of such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer as determined by the final, non-appealable judgment of a court of competent jurisdiction.

(f) Role of L/C Issuers. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) a problem with the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to lost profits or punitive or consequential damages suffered by the Parent Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrowers to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c), (ii) [reserved], (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments and a backstop letter of credit that is satisfactory to the relevant L/C Issuer in its sole discretion is not in place, or (iv) the L/C Obligations would exceed the L/C Sublimit (in each case, other than solely as a result of changes in Spot Rates), then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or other event described above), and shall do so not later than 2:00 p.m. on (1) the Business Day that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice. If on any Revaluation Date and solely as a result of changes in Spot Rates, the Alternative Currency L/C Obligations would exceed the Alternative Currency L/C Sublimit, immediate prepayment or Cash Collateralization of amounts owing in respect of outstanding Alternative Currency Letters of Credit will be made on or in respect of such Alternative Currency L/C Obligations in an amount equal to the difference. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrowers.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding anything to the contrary contained in this Agreement, Goldman Sachs Bank USA shall not be required to issue any commercial Letters of Credit.

(i) Letter of Credit Fees. The Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to (A) the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), minus (B) the fronting fee set forth in Section 2.03(j) below. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, the expiry date of such Letter of Credit, on the Letter of Credit Final Expiration Date and thereafter on demand.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers, jointly and severally, shall pay directly to each L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, the expiry date of such Letter of Credit, on the Letter of Credit Final Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer.

(i) A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(ii) On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Indemnity. Each Borrower agrees to indemnify, defend and hold harmless each Lender (including L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by the terms herein) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to L/C Issuer in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to L/C Issuer in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to L/C Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity within 5 Business Days of written demand from time to time all amounts owing under this section. If and to the extent that the obligations of Borrowers under this section are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein and in the DIP Order, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day (other than the Closing Date) prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit

Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any other Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect and (ii) Excess Availability shall be not less than $0. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan. Notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make Swing Line Loans if a Revolving Credit Lender is a Defaulting Lender to the extent such Defaulting Lender’s participation in Swing Line Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.16(a).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which shall be given in writing. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the Swing Line Lender has received notice in writing from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender may at any time in its sole and absolute discretion request, but in any case on at least a weekly basis, shall request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers, jointly and severally, shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans (other than Swing Line Loans and Protective Advances) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Protective Advances in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iv) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) on any transaction, which transaction has not been consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If, on any date, the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly (but in any event, within one (1) Business Day) prepay first, Protective Advances, second, Revolving Credit Loans and Swing Line Loans and third, Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.

(ii) If, on any date, Excess Availability for any reason is less than $0 (subject to Section 2.01(c)), the Borrowers shall promptly (but in any event, within two (2) Business Days) prepay first, Protective Advances and second, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize L/C Obligations in an aggregate amount as is required to cause Excess Availability to be not less than $0; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, Excess Availability is less than $0.

(iii) [Reserved].

(iv) At all times following the establishment of the Cash Management Systems pursuant to Section 6.15 and after the occurrence and during the continuation of a Cash Dominion Event and notification thereof by the Administrative Agent to the Parent Borrower in accordance with Section 6.15 (and in any case, subject to the provisions of the DIP Order (including the Carve-Out) and to Section 8.02 (if applicable)), the Security Agreement and Section 6.15(j)), on each Business Day, at or before 1:00 p.m., the Administrative Agent shall apply all immediately available funds credited to the Concentration Account, first to pay any fees or expense reimbursements then due to the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders (other than in connection with Secured Cash Management Obligations or Secured Hedge Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Credit Loans (including Swing Line Loans and Protective Advances) that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Revolving Credit Loans and Swing Line Loans and to Cash Collateralize L/C Obligations, pro rata and fifth to pay any fees or expense reimbursements then due to any Cash Management Bank or Hedge Bank.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, any Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments of any Class, or from time to time permanently reduce the unused Revolving Credit Commitments of any Class, without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Swing Line Sublimit exceeds the amount of the Facility, such sublimit shall be automatically reduced by the amount of such excess Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Parent Borrower. Notwithstanding the foregoing, the Parent Borrower may condition any notice of termination of the Revolving Credit Commitments on any transaction, which transaction has not been consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitments shall automatically terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) [Reserved].

(b) Revolving Credit Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers, jointly and severally, shall repay each Swing Line Loan for the Revolving Credit Facility on the Maturity Date.

(d) Protective Advances. The Borrowers, jointly and severally, shall repay to the Administrative Agent the then unpaid amount of each Protective Advance on the Maturity Date.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The Borrowers shall pay interest on past due amounts hereunder (whether interest, fees or other amounts) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. With respect to each Revolving Credit Facility, the Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments under such Revolving Credit Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that no commitment fee shall accrue on any of the

Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for a Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears in Dollars on the tenth Business Day following the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Facility. The commitment fee shall be calculated monthly in arrears.

(b) [Reserved].

(c) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including, without limitation, the fees set forth in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Parent Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “base rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made, unless otherwise specified herein, on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Parent Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the

Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $100,000,000 (such amount, the “Incremental Amount”). Each notice from the Parent Borrower pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided by any existing Lender (it being understood that no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other lender (any such other lender being called an “Additional Lender”), provided that the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (each such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each

Additional Lender, if any, and the Administrative Agent. Any Revolving Commitment Increase shall be on the same terms (including, without limitation, with respect to pricing) and treated the same as the existing Facility (including, without limitation, with respect to maturity date thereof) and shall be considered to be part of the Facility, provided that the upfront fees applicable to any Revolving Commitment Increases shall be determined by the Parent Borrower and the lenders thereof.    The Incremental Amendment may, without the consent of any other Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Parent Borrower shall use the proceeds of the Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in (A) the Revolving Credit Commitments pursuant to this Section 2.14, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time (i) in the exercise of its Permitted Discretion, establish and increase or decrease Reserves (other than the Carve-Out Reserve, the amount of which shall be determined in accordance with the DIP Order) and (ii) increase and decrease the Carve-Out Reserve in its sole and absolute discretion based on changes in the amount of the Carve-Out; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have provided the Parent Borrower at least three (3) Business Days’ prior written notice of any such establishment or increase in any Reserve (except for the Carve-Out Reserve, which shall be adjusted based on changes in the amount of the Carve-Out); and provided further that the Administrative Agent may only establish or increase a Reserve after the Closing Date based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date or changing after the Closing Date. The amount of any Reserve or the Carve-Out Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of (i) its Permitted Discretion with respect to a Reserve (other than the Carve-Out Reserve) and (ii) its sole and absolute discretion with respect to the Carve-Out Reserve. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion (or sole and absolute discretion in the case of the Carve-Out Reserve) that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts.”

SECTION 2.16. Defaulting Lenders.

(a) Reallocation. Notwithstanding anything to the contrary herein, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03 and Swing Line Loan participation pursuant to Section 2.04 of such Defaulting Lender:

(i) the Letter of Credit participations pursuant to Section 2.03 and Swing Line Loan participations pursuant to Section 2.04, in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Parent Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of any Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03 and Swing Line Loan participation pursuant to Section 2.04 cannot be so reallocated, by reason of the first proviso in clause (i) above or otherwise, the Parent Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of the L/C Issuer and/or the Swing Line Lender, as the case may be), (1) Cash Collateralize the obligations of the Parent Borrower to the L/C Issuer in respect of such Letter of Credit participation pursuant to Section 2.03, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03, or (2) in the case of such Swing Line Loan participation pursuant to Section 2.04, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.03(i) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of any such Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participations pursuant to Section 2.03 and Swing Line Loan participations pursuant to Section 2.04 of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), such fees under Section 2.03(i) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03 and Swing Line Loan participation pursuant to Section 2.04 cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Issuer and the Swing Line Lender, as applicable, as their interests appear.

(c) Cure. If the Parent Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participation pursuant to Section 2.03 and Swing Line Loan participation pursuant to Section 2.04 of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) Notices. The Administrative Agent will promptly send to each Lender and L/C Issuer a copy of any notice to the Parent Borrower provided for in this Section 2.16.

SECTION 2.17. Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of, and subject to, the DIP Order and subject to the Carve-Out in all respects, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases, subject only to the Carve-Out and having priority over any and all other administrative expenses, diminution claims and all other priority claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject only to and effective upon entry of the DIP Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, which Superpriority Claims in respect of the Facility shall rank pari passu with each other and (ii) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all Collateral, which Liens shall be senior to the Liens (the “Primed Liens”) securing the Pre-Petition ABL Credit Facility and any Liens to which the Primed Liens are senior or rank pari passu, and which shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens to the extent of any diminution in the value of the collateral of the Primed Liens as provided in the DIP Order in respect of any of the Primed Liens, subject in each case only to (1) Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not impaired, affected or modified by the DIP Order and/or that have priority after the Petition Date by operation of Law, (2) the Carve-Out and (3) and as otherwise set forth in the DIP Order (the “Priming Liens”) and with respect to perfection, solely to the extent it may be achieved by the entry of the DIP Order and the perfection steps required to be taken under the Collateral Documents; it being agreed that such Collateral shall exclude claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively “Avoidance Actions”) but include, subject to the entry of the Final Financing Order by the U.S. Bankruptcy Court, the proceeds thereof.

(b) The Priming Liens, (i) shall be subject and junior to the Carve-Out in all respects, (ii) shall be junior to Liens that are senior to the Primed Liens (unless such Liens are themselves Primed Liens), (iii) shall be senior to any Liens to which the Primed Liens are senior or rank pari passu, (iv) shall be senior in all respects to the interests of such property of the holders of the obligations in respect of the Primed Liens and (v) shall also be senior to any Liens granted after the Petition Date to provide adequate protection in respect of the Primed Liens.

(c) The relative priorities of the Liens described in this Section 2.17 with respect to the Collateral shall be as set forth in the DIP Order and the Collateral Documents. In accordance with the DIP Order, all of the Liens described in this Section 2.17 shall be effective and perfected upon entry of the DIP Order, without the necessity of the execution, recordation or filings by the Debtors of security agreements, control agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the DIP Order.

SECTION 2.18. Conversion to Exit Facility. Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in Annex I of the Exit Facility Term Sheet, automatically and without any further consent or action required by the Administrative Agent, any Lender, or any other Secured Party, (i) each Borrower (or, with respect to each Borrower, the entity assuming the operations and assets of such Borrower in the Acceptable Reorganization Plan, and each Guarantor and each entity assuming the operations and assets of each Guarantor that is a Debtor in the Acceptable Reorganization Plan, to the extent such Person is required under the Exit Facility Term Sheet to continue to be a guarantor thereunder), shall assume all obligations in respect of the Loans and Letters of Credit hereunder and all other monetary obligations in respect hereof, (ii) each Revolving

Credit Loan and Letter of Credit hereunder shall be continued as a Revolving Credit Loan or Letter of Credit under the Exit Facility Agreement, (iii) each Revolving Credit Lender hereunder shall be a Revolving Credit Lender under the Exit Facility Agreement and (iv) this Agreement shall terminate and be superseded and replaced in its entirety by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions thereto, as are reasonably satisfactory to the Administrative Agent and the Borrower, incorporated as necessary to make any technical changes necessary to effectuate the intent of this Section 2.18), and each of the Revolving Credit Commitments hereunder shall automatically be Revolving Credit Commitments under the Exit Facility Agreement. Notwithstanding the foregoing, all obligations of the Borrower and the Guarantors to the Agents, the L/C Issuers and the Lenders under this Agreement and any other Loan Document which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.18 and as are required to complete the schedules to the Exit Facility Agreement or other agreements contemplated thereby; provided, however, that any such action by the Administrative Agent, any of the Lenders or the L/C Issuers shall not be a condition precedent to the effectiveness of the Exit Facility Agreement if and to the extent so provided in the Confirmation Order. Each Revolving Credit Lender and L/C Issuer party hereto hereby agrees that, on the Conversion Date, (i) the Administrative Agent (in its capacity as Administrative Agent under the Exit Facility Agreement) may execute and deliver the Exit Facility Agreement (and any guaranty contemplated thereby) on its own behalf and on behalf of each such Lender and L/C Issuer and (ii) the Collateral Agent execute and deliver the security documents contemplated by the Exit Facility Term Sheet.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law (as determined in the good faith discretion of any applicable withholding agent), any and all payments by any Borrower or any Guarantor to or for the account of any Agent or any Lender (which term shall, for the avoidance of doubt, include, for the purposes of Section 3.01, any L/C Issuer) under any Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, imposed by any Governmental Authority (“Taxes”). If a Borrower or a Guarantor or the Administrative Agent is required by law (as determined in the good faith discretion of any applicable withholding agent) to deduct any Indemnified Taxes (as defined below) or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by such Borrower or such Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings, (iii) such Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Borrower or such Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof or other documentary evidence of payment satisfactory to such Agent or Lender. If any Borrower or any Guarantor fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Borrower or such Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxing authority. “Indemnified Taxes” refers to any Taxes arising from any payment made under any Loan Document excluding, in the case of each Agent and each Lender, (i) Taxes imposed by a jurisdiction as a result of any present or former connection between such Agent or Lender and such jurisdiction other than connections arising from executing, entering into, delivering, becoming a party to, performing obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing any Loan Document or any of the Transactions contemplated by any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (ii) Taxes imposed on or measured by its net income (however denominated), branch profits, franchise (and similar) Taxes imposed in lieu of net income Taxes, in each case imposed as a result of such Agent or such Lender being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (iii) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.01(l)) or (y) such Lender changes its Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) any Taxes imposed as a result of the failure of any Lender to comply with either the provisions of Section 3.01(b) or (c) (in the case of any Foreign Lender) or the provisions of Section 3.01(d) (in the case of any U.S. Lender), and (v) any withholding Taxes imposed under FATCA.

(b) To the extent it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E certifying that it is (x) entitled to benefits under an income tax treaty to which the United States is a party that reduces or eliminates U.S. federal withholding tax on payments of interest or (y) entitled to benefits under an income tax treaty to which the United States is a party that reduces or eliminates U.S. federal withholding tax on any other applicable payments under any Loan Document pursuant to the “business profits” or “other income” article of such tax treaty; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Exhibit J to the effect that such Foreign Lender (A) is not a bank described in Section 881(c)(3)(A) of the Code, (B) is not a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(c) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an Internal Revenue Service Form W-8BEN or W-8BEN-E, certifying that the Foreign Lender is not a United States person; or (iv) to the extent a Foreign Lender is not the beneficial owner of any obligation of any Borrower or any Guarantor hereunder (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY (or any other successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, in substantially the form attached hereto as Exhibit J, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J on behalf of each such direct and indirect partner.

(c) Thereafter and from time to time, each such Foreign Lender shall, (i) promptly, to the extent it is legally entitled to do so, submit to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities), together with such supplementary documentation as may be prescribed by applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made, as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that any such form, certificate or other evidence previously delivered expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (ii) promptly notify the Parent Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.

(d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

(e) The Administrative Agent and any successor thereto or Supplemental Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon request of the Parent Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a United States person, (A) an accurate, complete and original signed Internal Revenue Service Form W-8ECI or successor form with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) an accurate, complete and original signed Internal Revenue Service Form W-8IMY or successor form with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Parent Borrower to be treated as a United States person and thus act as the withholding agent with respect to such payments (and the Parent Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)).

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(h) Intentionally Omitted.

(i) Each Borrower agrees to pay any and all present or future recording stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Document or the transactions therein, except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Parent Borrower (all such non-excluded taxes described in this Section 3.01(i) being hereinafter referred to as “Other Taxes”).

(j) Intentionally Omitted.

(k) If any Lender or Agent determines, in its sole discretion, that it is entitled to receive a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall use its commercially reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Borrower, net of all reasonable out of pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that each Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party, together with any interest and penalties charged by the relevant taxing authority, in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the relevant Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information it reasonably deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, relief, remission or repayments to which it may be entitled.

(l) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (j) with respect to such Lender, it will, if requested by the relevant Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by the relevant Borrower; provided that such efforts are made at the relevant Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(l) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.01(a) or (j).

(m) Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification (including any new documentation reasonably requested by the Parent Borrower or the Administrative Agent) or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates.

(a) If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the Closing Date, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Parent Borrower) that the Required Lenders have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including, without limitation, because the Eurocurrency Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which “LIBOR” or the Eurocurrency Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement to replace the Eurocurrency Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Eurocurrency Rate (any such proposed rate, a “Eurocurrency Successor Rate”), together with any proposed Eurocurrency Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the tenth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. If no Eurocurrency Successor Rate has been determined and the circumstances under clause (b)(i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods). Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of, or any change in, or in the interpretation of, any Law, in each case after the Closing Date (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law after the Closing Date, regardless of the date enacted, adopted, issued or implemented), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (i) thereof to the extent such Taxes are imposed on or measured by net income or profits or branch profits or franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (ii) through (v) thereof, (ii) reserve requirements contemplated by Section 3.04(c), and (iii) the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of their Affiliates or the Agents or any of their Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time that any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrowers may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers receive any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan; or

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Parent Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to and in accordance with Section 10.07(b) (with the assignment fee to be paid by the Parent Borrower, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Parent Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Parent Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) the assignee Lender shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Parent Borrower or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.10.

(d) In the event that (i) the Parent Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of (x) this Agreement and (y) the other Loan Documents, each of which shall be original, facsimiles, or electronic(followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party;

(ii) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (including, but not limited to, delivery of UCC financing statements and execution and delivery of all other documents necessary to effect a valid and perfected Lien on the Collateral, in each case, in suitable form for filing) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(iv) a Note executed by the Parent Borrower in favor of each Lender that has requested a Note at least three (3) Business Days in advance of the Closing Date;

(v) such certificate attaching copies of organizational documents of the Loan Parties, resolutions or other action and incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Kirkland & Ellis LLP, counsel to the Loan Parties;

(vii) the initial Budget;

(viii) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension; and

(ix) if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable, for each Loan Party, dated as of a recent date.

(b) All fees and expenses required to be paid on the Closing Date hereunder or as separately agreed to in writing, to the extent invoiced at least one (1) Business Day prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension.

(c) Prior to or substantially concurrently with the initial Credit Extension, the Refinancing shall have been consummated.

(d) The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(e) The Administrative Agent shall have received a certificate, dated as of the Closing Date, of a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance with the condition precedents set forth in Sections 4.01(c), (g), (h) and (k).

(f) The Administrative Agent shall have received the initial Borrowing Base Certificate.

(g) The representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Closing Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(h) No event shall have occurred and be continuing or would result from the making of the Loans on the Closing Date that would constitute an Event of Default or a Default.

(i) [Reserved].

(j) [Reserved].

(k) Since the Petition Date, there shall have been no Material Adverse Effect.

(l) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(m) The amount of the Loans made on the Closing Date shall not exceed the amount authorized by the DIP Order.

(n) The Lenders shall have valid and perfected Liens on all Collateral, to the extent contemplated hereby, and pursuant to the other Loan Documents, including the DIP Order.

(o) All necessary governmental and third party consents and approvals necessary in connection with the Facility and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and, no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated hereby.

(p) The DIP Order Entry Date shall have occurred, and the DIP Order shall be in full force and effect.

(q) The Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(r) The Arrangers shall have received the Annual Financial Statements and the Quarterly Financial Statements specified in Section 5.05(a).

(s) Any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification in relation to such Borrower to the Administrative Agent.

SECTION 4.02. Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than any Protective Advance and any Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to any Borrowing or the issuance of any Letter of Credit, Excess Availability shall be not less than zero.

(e) (i) the DIP Order shall have become a Final Order and shall not have been vacated, stayed, reversed, modified, or amended without the Administrative Agent’s consent and shall otherwise be in full force and effect and (ii) no motion for reconsideration of the DIP Order shall have been timely filed by a Debtor or any of their Subsidiaries.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and at the times expressly set forth in Section 4.02, that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) subject to the entry of the DIP Order and subject to the terms thereof, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. Subject to the entry of the DIP Order and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the transactions contemplated by the Loan Documents will (a) contravene the terms of any of such Person’s Organization Documents, (b) except, in the case of the following clause (i), to the extent arising under the documents governing the Pre-Petition Debt, result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. Subject to the entry of the DIP Order and subject to the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. Subject to the entry of the DIP Order and subject to the terms thereof, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the DIP Order and subject to the terms thereof, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) As of the Closing Date, except (i) as reflected or reserved against in the most recently delivered annual consolidated balance sheets of the Parent Borrower (together with related consolidated statements of income, stockholders’ equity and cash flows for the Parent Borrower) delivered pursuant to Section 6.01(a) of the Pre-Petition ABL Credit Agreement, and (ii) for liabilities or obligations incurred in the ordinary course of business since the date of the most recently delivered annual consolidated balance sheets of the Parent Borrower (together with related consolidated statements of income, stockholders’ equity and cash flows for the Parent Borrower) delivered pursuant to Section 6.01(a) of the Pre-Petition ABL Credit Agreement, neither the Parent Borrower nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or notes thereto) of the Parent Borrower and its Subsidiaries, other than those which would not have, individually or in aggregate, a Material Adverse Effect on the Parent Borrower.

(c) Since December 31, 2017 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Parent Borrower or its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of the Parent Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of any Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, or arranged for the disposal or treatment or for transport for disposal or treatment, of Hazardous Materials from, any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) none of the properties currently or to the knowledge of the Loan Parties and their respective subsidiaries, formerly owned, leased or operated by the Loan Parties or their respective Subsidiaries is listed or formally proposed for listing on the National Priorities List or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on at or under any property currently owned or operated by Holdings, any Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Holdings, any Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently, or to the knowledge of the Loan Parties and their respective Subsidiaries formerly, owned or operated by any of them and there has been no Release of Hazardous Materials by the Loan Parties or any of their Subsidiaries at any other location.

(d) The properties currently owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or other corrective action under, or (iii) could give rise to Environmental Liability, which violations, actions and liability, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) The Loan Parties and their Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or response or action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the Loan Parties nor any of their Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or is subject to any order, decree or judgment which imposes any obligation under any Environmental Law.

SECTION 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Parent Borrower and its Subsidiaries have timely filed all federal and state and other Tax returns and reports required to be filed, and have timely paid all federal and state and other Taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on them or their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance, Etc.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code.

(b) Except as set forth in Schedule 5.11(b), no ERISA Event has occurred that when taken together with all other ERISA Events which have occurred within the one-year period prior to the date on which this representation is made or deemed made that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrowers and the Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents or under the CF Facility Documentation or the Priority Guarantee Notes Documentation in accordance with the Intercreditor Agreement, (ii) any nonconsensual Lien that is permitted under Section 7.01 and (iii) those created pursuant to the DIP Order. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) Neither the Parent Borrower nor any of the Subsidiaries of the Parent Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. The Parent Borrower and its Subsidiaries have good and marketable title to, or a valid license or right to use, all of their patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, the operation of the respective businesses of the Parent Borrower or any of its Subsidiaries as currently conducted and as proposed to be conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person, except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Reserved.

SECTION 5.17. Reserved.

SECTION 5.18. Special Representations Relating to FCC Authorizations, Etc.

(a) The Parent Borrower or its Restricted Subsidiaries hold all FCC Authorizations that are necessary or required for the Parent Borrower and its Restricted Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not individually or in the aggregate have a Material Adverse Effect. Schedule 5.18 hereto lists each material FCC Authorization held by the Parent Borrower or any Restricted Subsidiary as of the Closing Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.18 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.

(b) All material FCC Authorizations held by the Parent Borrower and its Restricted Subsidiaries are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18, as of the Closing Date and except for such matters as would not individually or in the aggregate have a Material Adverse Effect, (i) neither the Parent Borrower nor any Restricted Subsidiary has received any notice of apparent liability, notice of violation, order to show cause or other writing from the FCC, (ii) there is no proceeding pending or, to the knowledge of the Parent Borrower, threatened by or before the FCC relating to the Parent Borrower or any Restricted Subsidiary or any Broadcast Station, and (iii) to the knowledge of the Parent Borrower, no complaint or investigatory proceeding is pending before the FCC (other than rulemaking proceedings and proceedings of general applicability to the broadcasting industry or substantial segments thereof). The Parent Borrower and the Restricted Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(c) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Parent Borrower and the Restricted Subsidiaries has obtained and holds all Permits required for any property owned, leased or otherwise operated by such Person and for the operation of each of its businesses as presently conducted, (ii) all such Permits are in full force and effect, and each of the Parent Borrower and the Restricted Subsidiaries has performed all requirements of such Permits to the extent performance is due, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit prior to the expiration of any stated term; and (iv) none of such Permits contains any restrictions, either individually or in the aggregate, that are materially burdensome to the Parent Borrower or any of the Restricted Subsidiaries, or to the operation of any of their respective businesses or any property owned, leased or otherwise operated by such Person.

(d) No consent or authorization of, filing with or Permit from, or other act by or in respect of, any Governmental Authority is required in connection with delivery, performance, validity or enforceability of this Agreement and the other Loan Documents other than the consents, authorizations and filings contemplated by the Loan Documents.

SECTION 5.19. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation in any material respect of any Sanctions. No Loan Party nor any of its Restricted Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Restricted Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Restricted Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance in all material respects with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

SECTION 5.20. DIP Order. The DIP Order is, following the entry thereof, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected first priority priming security interest in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

SECTION 5.21. Status of Obligations; Perfection and Priority of Security Interests. Subject to entry of the DIP Order, the Obligations shall have the status and priority set forth in Section 2.17, subject to the Carve-Out in all respects.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations or Hedging Obligations) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, a backstop letter of credit is in place), except as expressly directed otherwise by the DIP Order, the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01. Financial Statements and Borrowing Base Certificates. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of the fiscal year of the Parent Borrower ending December 31, 2018, (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and may be qualified by a “going concern” or like qualification or exception and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal quarter ended June 30, 2018), (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c) on the 15th Business Day of every fiscal month, commencing on July 23, 2018, an updated Budget; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and Restricted Subsidiaries that are not Loan Parties (which may be in footnote form only) from such consolidated financial statements.

(e) (i) on or prior to the tenth (10th) Business Day of each calendar month, beginning with the first calendar month ending after the Closing Date, a Borrowing Base Certificate (each a “Monthly Borrowing Base Certificate”) showing the Borrowing Base and the calculation of Excess Availability as of the close of business on the last day of the immediately preceding calendar month (or, at the option of the Parent Borrower, as of a more recent date) each such Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Parent Borrower by a Responsible Officer of the Parent Borrower, together with the accounts receivable aging schedule on which the Borrowing Base delivered pursuant to this Section 6.01(e) is calculated; (ii) solely during the continuance of a Weekly Monitoring Event, a Borrowing Base Certificate (each a “Weekly Borrowing Base Certificate”) showing the Parent Borrower’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Monthly Borrowing Base Certificates delivered pursuant to this Section) of the Borrowing Base and the calculation of Excess Availability as of the close of business on the last day of the immediately preceding calendar week, unless the Administrative Agent otherwise agrees, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) and (iii) on or prior to the date of the consummation of a Disposition of Eligible Accounts in excess of $25,000,000 permitted by Section 7.05(j), an updated Borrowing Base Certificate giving pro forma effect to such Disposition, unless the Parent Borrower has otherwise demonstrated in a manner reasonably satisfactory to the Administrative Agent that Excess Availability, after giving pro forma effect to such Disposition, would not be less than $0; provided the Parent Borrower shall retain records regarding the calculations of each such Monthly Borrowing Base Certificate (and, if a Weekly Monitoring Event has occurred, any Weekly Borrowing Base Certificates) in reasonable detail; provided further that in the event there is a material error or miscalculation in a Borrowing Base Certificate, the Parent Borrower shall be required to provide an updated Borrowing Base Certificate within three (3) Business Days after receiving notification of such error or miscalculation from the Administrative Agent;

(f) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (or ninety (90) days in the case of the last fiscal quarter of a fiscal year) of the Parent Borrower (commencing with the fiscal quarter ended June 30, 2018), the Parent Borrower shall provide a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet; and

(g) a monthly financial report for each fiscal month, which report (x) contains substantially the same information as the “Monthly Operating Reports” filed or to be filed with the Bankruptcy Court for the month with respect to which the monthly operating report is delivered and (y) shall be delivered not later than two (2) Business Days following the date on which the Parent Borrower is required to file Monthly Operating Report to the Bankruptcy Court.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower that holds all of the Equity Interests of the Parent Borrower or (B) the Parent Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent), on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower;

(b) [reserved];

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Parent Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) [reserved];

(e) [reserved];

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(g) [reserved]; and

(h) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Creditors’ Committee or the U.S. Trustee, as the case may be, the DIP Order and all other proposed orders, motions, filings and pleadings related to the Loans and the Loan Documents, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (A) two (2) Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (B) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) or 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on DebtDomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders Communications by posting such Communications on DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.08); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 6.02 shall modify or limit a Lender’s obligations under Section 10.08 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information. Further, notwithstanding the foregoing, the Administrative Agent may post any “Notice of Default” or “Notice of Event of Default” to any “public” side of the DebtDomain (or other) electronic systems, so long as such notice remains subject to the confidentiality provisions of this Agreement.

Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes the risks of such distribution.

THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM.

Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent, for prompt further distribution to each Lender (which, in the case of clause (a) below, may be satisfied by the Administrative Agent by posting to “private” Lenders only) of:

(a) the occurrence of any Default;

(b) (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c) two Business Days prior to being filed (and if impracticable, then as soon as practicable) on behalf of any of the Debtors with the Bankruptcy Court (i) all proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, or having a value in excess of $50,000,000, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto and (ii) all other notices, filings, motions or pleadings materially impacting the financial condition of the Parent or any of its Subsidiaries or any request to approve any compromise and settlement of material claims or for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure each having a value in excess of $50,000,000.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to Section 6.03 and (y) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date), except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) to the extent such concept exists in such jurisdiction and (c) maintain all other material rights and privileges (including, without limitation, material Broadcast Licenses) except, in the case of (a) (other than in the case of the Borrowers except to the extent expressly permitted by Section 7.04), (b) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

SECTION 6.07. Maintenance of Insurance.

(a) Maintain with insurance companies that the Parent Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) All such liability insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured.

SECTION 6.08. Compliance with Laws.

(a) Except as otherwise excused by the Bankruptcy Code with respect to any Loan Party that is a Debtor, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) (i) Operate all of the Broadcast Stations in material compliance with the Communications Laws and the FCC’s rules, regulations and published policies promulgated thereunder and with the terms of the Broadcast Licenses, (ii) timely file all required reports and notices with the FCC and pay all amounts due in timely fashion on account of fees and charges to the FCC and (iii) timely file and prosecute all applications for renewal or for extension of time with respect to all of the FCC Authorizations, except, in each case, for any failure which would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records . Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to customary access agreements), all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) Independently of or in connection with the visits and inspections provided for in clause (a) above, but not more than (x) if no Event of Default or Liquidity Event has occurred and is continuing, once during any 12-month period (unless required by applicable law), (y) if a Liquidity Event has occurred and is continuing, twice during any 12-month period and (z) if an Event of Default has occurred and is continuing, on an unlimited basis, in each case upon the request of the Administrative Agent after reasonable prior notice, the Parent Borrower will, and will cause each Restricted Subsidiary that is a Loan Party to, permit (and cooperate with) the Administrative Agent or professionals reasonably acceptable to the Parent Borrower (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, field examinations, commercial finance examinations and other evaluations, including, without limitation, (i) of the Parent Borrower’s practices in the computation of the Borrowing Base, and (ii) inspecting, verifying and auditing the Collateral. The Parent Borrower shall pay the reasonable, documented, out-of-pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals.

SECTION 6.11. Additional Borrowers, Guarantors and Obligations to Give Security. At the Parent Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation, acquisition or designation (x) by any existing or new direct or indirect wholly-owned Material Domestic Subsidiary (other than an Excluded Subsidiary) that is a Restricted Subsidiary (for the avoidance of doubt, upon CCOH being wholly-owned by the Loan Parties, including CCOH and its wholly-owned Restricted Subsidiaries which are Material Domestic Subsidiaries but not Excluded Subsidiaries) or (y) by any Loan Party of any direct or indirect wholly-owned Material Foreign Subsidiary (other than an Excluded Subsidiary) that is a Restricted Subsidiary:

(i) within 45 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) (x) cause each such Restricted Subsidiary that is required to become a Borrower or Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a joinder to this Agreement or Guaranty (or supplement thereto), as applicable, and (y) cause each such Restricted Subsidiary that is required to grant a Lien on any Collateral pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a joinder to this Agreement or a Guaranty (or supplement thereto), as applicable, Security Agreement Supplements, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement;

(B) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the filing of UCC financing statements as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms (subject to the Liens permitted by Sections 7.01(a)-(h), (j)-(t) and (x)-(dd)), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(b) Notwithstanding anything to the contrary in this Agreement, the Parent Borrower shall not be required to take any action or deliver any document set forth on Schedule 6.11(b) before the time limit set forth on such Schedule with respect to such action or document, any such time limit which may be extended by the Administrative Agent acting in its sole discretion.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties or facilities to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any response or other corrective action necessary to investigate, remove and clean up all Hazardous Materials at, on, under, or emanating from any of its properties and facilities, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements), as the Administrative Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Parent Borrower or any other Loan Party which may be deemed to be part of the Collateral to the extent required by the Collateral and Guarantee Requirement), in each case subject to the limitations and exceptions set forth in the Collateral Documents and the Collateral and Guarantee Requirement.

SECTION 6.14. [Reserved].

SECTION 6.15. Cash Management Systems. In each case, subject to the DIP Order and the Carve-Out:

(a) Annexed hereto as Schedule 6.15(a) is a schedule of all DDAs, that are maintained by the Loan Parties, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Within ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), each applicable Borrower will enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Closing Date listed on Schedule 6.15(b) attached hereto (collectively, the “Blocked Accounts”). Each Borrower hereby agrees that, once the Blocked Account Agreements are entered into, all cash in respect of Collateral received by a Loan Party in any DDA that is not a Blocked Account (other than amounts held in payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) will be promptly transferred into a Blocked Account. After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account.

(c) Each Blocked Account Agreement entered into by a Borrower shall permit the Administrative Agent to instruct the depository, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to a concentration account maintained in the name of the Administrative Agent (the “Concentration Account”), from:

(i)	the sale of Collateral;

(ii)	all proceeds of collections of Accounts; and

(iii)	each Blocked Account (including all cash deposited therein from each DDA).

If, at any time during the continuance of a Cash Dominion Event, any cash or Cash Equivalents that are Collateral (or proceeds thereof) owned by any Loan Party (other than (i) petty cash and minimum daily working capital accounts funded in the ordinary course of business, the deposits in which shall not at any time aggregate more than $20,000,000 (or such greater amounts to which the Administrative Agent may agree), and (ii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, at the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the Collateral which were deposited into a Blocked Account and swept to the Concentration Account.

(d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Administrative Agent) consistent with and to the extent required by the provisions of this Section 6.15 and otherwise reasonably satisfactory to the Administrative Agent. The Parent Borrower shall furnish the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Parent Borrower as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom any such new account will be maintained.

(e) The Loan Parties may also maintain one or more disbursement accounts to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(f) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.15, during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(g) So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Subject to Section 2.05(b)(iv), any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Loan Parties.

(i) The Administrative Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.

(j) Notwithstanding anything to the contrary in this Agreement, following the delivery of a Carve-Out Trigger Notice or the commencement of any action to enforce remedies against the Collateral (it being understood that any imposition of full cash dominion in accordance with this Agreement prior to an Event of Default shall not constitute an enforcement of remedies against the Collateral) after the occurrence of an Event of Default, the Administrative Agent agrees that the funds in the Concentration Account shall be applied first to fund the Carve-Out, and the Administrative Agent shall provide the Parent Borrower with five (5) Business Days’ written notice prior to sweeping any proceeds of Collateral or other cash or Cash Equivalents of the Debtors to the Concentration Account (with a copy of such notice to counsel for the Creditors’ Committee in the Cases and to the U.S. Trustee for the Southern District of Texas Houston Division).

(k) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid full, by 2:00 p.m. New York City time, on that Business Day);

(iii) If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv) If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all reasonable out-of-pocket claims and losses resulting from such dishonor or return; and

(v) All amounts received under this Section 6.15 shall be applied in the manner set forth in Section 8.03.

SECTION 6.16. License Subsidiaries.

(a) Use commercially reasonable efforts to ensure that all material Broadcast Licenses obtained on or after the Closing Date are held at all times by one or more Retained Existing Notes Indenture Unrestricted License Subsidiaries; provided, however, such requirement will not apply if holding any Broadcast License in a Retained Existing Notes Indenture Unrestricted License Subsidiary (i) is reasonably likely to have material adverse tax, operational, or strategic consequences to the Parent Borrower or any Restricted Subsidiaries (as determined in good faith by the Parent Borrower) or (ii) requires any approval of the FCC or any other Governmental Authority that has not been obtained (the Parent Borrower agreeing to use commercially reasonable efforts to obtain any such approval).

(b) Ensure that each License Subsidiary engages only in the business of holding Broadcast Licenses and rights and activities related thereto.

(c) Ensure that the FCC Authorizations held by each License Subsidiary are not (i) commingled with the property of any Borrower and any Subsidiary thereof other than another License Subsidiary, or (ii) transferred by such License Subsidiary to the Parent Borrower or any Restricted Subsidiary (other than any other License Subsidiary), except in connection with a Disposition permitted under Section 7.05.

(d) Ensure that no License Subsidiary has any Indebtedness or other material liabilities except (a) liabilities arising under the Loan Documents to which it is a party and (b) trade payables incurred in the ordinary course of business, tax liabilities incidental to ownership of such rights and other liabilities incurred in the ordinary course of business, including those in connection with agreements necessary or desirable to operate a Broadcast Station, including retransmission consent, affiliation, programming, syndication, time brokerage, joint sales, lease and similar agreements.

SECTION 6.17. [Reserved].

SECTION 6.18. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws Each Loan Party will, and will cause each of its Restricted Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Restricted Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Restricted Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Restricted Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VII

Negative Covenants

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations or Hedging Obligations) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, a backstop letter of credit is in place), except as expressly directed otherwise by the DIP Order, the Parent Borrower shall not, nor shall the Parent Borrower permit any Restricted Subsidiary to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Loan Document, including the DIP Order (which, for the avoidance of the doubt, include Liens granted as adequate protection on account of the Primed Liens);

(b) Liens existing on the Petition Date;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, or (ii) to provide “adequate assurances of payment” as that term is used in Section 366 of the Bankruptcy Code;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries and any title exceptions referred to in Schedule B to the applicable Mortgage Policies (as defined in the CF Credit Agreement);

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and proceeds and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(p) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(n) Liens on assets of CCOH and its Subsidiaries securing Indebtedness permitted under Section 7.03(m) (for the avoidance of doubt, no such Liens shall be on the Collateral);

(o) Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or 7.03(h);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries as tenant, subtenant, licensee or sublicensee in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) Liens created pursuant to the Cash Collateral Order (which, for the avoidance of doubt include Liens granted as adequate protection in connection with authorization of Debtors’ use of Cash Collateral in the Cash Collateral Order);

(w) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) [Reserved];

(aa) [Reserved];

(bb) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) the modification, replacement, renewal or extension of any Lien permitted by clause (b), (i) or (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and otherwise permitted to be secured under this Section 7.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ee) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $35,000,000 determined as of the date of incurrence; and

(ff) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted pursuant to Section 7.03(b), 7.03(f), 7.03(h), 7.03(m), 7.03(n), 7.03(o), 7.03(r) or 7.03(s).

SECTION 7.02. Investments. Make any Investments, except:

(a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Parent Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and other business purposes in the ordinary course of business or in accordance with previous practice, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Parent Borrower in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $7,000,000;

(c) [Reserved];

(d) Investments (i) by the Parent Borrower or any Restricted Subsidiary that is a Loan Party in the Parent Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Parent Borrower or any Restricted Subsidiary that is a Loan Party, (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments made pursuant to this clause (iv) when aggregated with all Investments made in Persons that do not become Loan Parties pursuant to Section 7.02(j) shall not exceed at any time outstanding $165,000,000 and (v) by the Parent Borrower or any Restricted Subsidiary (A) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness or Equity Interests or a combination thereof of such Foreign Subsidiary or another Foreign Subsidiary so long as such exchange does not adversely affect the Collateral, (B) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, transactions of the type subject to Section 7.04, Dispositions, Restricted Payments and prepayments, redemptions, purchases, defeasances or other satisfactions of Indebtedness permitted under Sections 7.01, 7.03 (other than Section 7.03(d)), 7.04, 7.05 (other than Sections 7.05(d) or (e)), 7.06 (other than Section 7.06(d)) and 7.12, respectively;

(g) Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing, to the extent permitted; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Restricted Subsidiary of the Parent Borrower (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”) and:

(A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) the aggregate amount of Investments made by Loan Parties pursuant to this clause (j) in any Restricted Subsidiary that is not a Loan Party, when aggregated with all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.02(d), shall not exceed at any time outstanding $165,000,000;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(E) the Parent Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) the Transactions;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(g) so long as such amounts are counted as Restricted Payments for purposes of such clauses;

(o) [Reserved];

(p) other Investments that do not exceed in the aggregate at any time outstanding $300,000,000;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (or by any direct or indirect parent thereof);

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date in a transaction otherwise permitted under this Section 7.02 or of a Person merged or amalgamated with or into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) for the avoidance of doubt to avoid double counting, Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(v), (j)(B) or (p) of this Section 7.02;

(v) Investments in CCOH and its Restricted Subsidiaries pursuant to the Cash Collateral Order or the Cash Management Order;

(w) [Reserved];

(x) [Reserved]; and

(y) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than:

(a) Indebtedness of the Parent Borrower and the Restricted Subsidiaries under the Loan Documents;

(b) Indebtedness existing on the Petition Date;

(c) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guaranty of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guaranty shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; provided that, in any event, any Guaranty of the Senior Notes shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the Senior Notes Indentures on the Closing Date;

(d) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries owing to the Parent Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party (other than the Parent Borrower Obligor Cash Management Note) shall be unsecured and subordinated to the Obligations pursuant to an intercompany note reasonably satisfactory to the Administrative Agent;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and (iii) Indebtedness arising under Capitalized Leases other than those in effect on the Closing Date or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in the case of clauses (i), (ii) and (iii), any Permitted Refinancing thereof; provided that not more than $50,000,000 in aggregate principal amount of Indebtedness incurred pursuant to this paragraph (e) shall be outstanding at any time;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks, in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness in respect of the Retained Existing Notes;

(h) Indebtedness assumed in connection with any Permitted Acquisition: provided that such Indebtedness is not incurred in contemplation of such acquisition, and any Permitted Refinancing of any of the foregoing and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (h) does not exceed $85,000,000, determined at the time of incurrence;

(i) [Reserved];

(j) Indebtedness representing deferred compensation to employees of the Parent Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(k) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(l) Indebtedness arising from agreements of the Parent Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FASB Interpretation No. 45 as a result of an amendment to an obligation in existence on the Closing Date) of the Parent Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (l));

(m) (i) Indebtedness in respect of the CCO Debt and (ii) any Permitted Refinancing thereof; provided that no Loan Party shall be an obligor of any such Indebtedness (or of any guarantee thereof);

(n) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(o) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $350,000,000;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(r) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) [Reserved];

(t) [Reserved];

(u) [Reserved];

(v) [Reserved];

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above and (x) through (bb) below;

(x) Guarantees incurred in the ordinary course of business in respect of obligations not constituting Indebtedness to suppliers, customers, franchisees, lessors and licensees;

(y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(z) [Reserved];

(aa) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit; and

(bb) Indebtedness consisting of obligations of the Parent Borrower and its Restricted Subsidiaries under deferred compensation to employees or other similar arrangements incurred by such Person in connection with the Transactions, any Permitted Acquisition or any other Investment expressly permitted hereunder;

Notwithstanding the foregoing, no Restricted Subsidiary that is not a Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Subsidiary Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction); provided that (x) the Parent Borrower shall be the continuing or surviving Person and (y) such merger or consolidation does not result in the Parent Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Parent Borrower that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders; provided that this Section 7.04(b) shall not permit the liquidation or dissolution of any Debtor or any merger or consolidation involving a Debtor, unless a Debtor is the surviving entity;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(d) [Reserved];

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary that is not a Borrower may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Parent Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; (B) in the case of subclause (ii) only, if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; and (C) if the merger or consolidation involves a Debtor, the surviving Person shall also be a Debtor;

(f) [reserved]; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such similar replacement property (which replacement property is actually promptly purchased); provided that to the extent the property being transferred constitutes Collateral, such replacement property shall be made subject to the Lien of the Collateral Documents;

(d) Dispositions of property to the Parent Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, and to the extent such property is Collateral, it shall continue to constitute Collateral after such Disposition or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04, 7.06 and 7.12 and Liens permitted by Section 7.01;

(f) Dispositions of property that does not constitute Collateral pursuant to sale-leaseback transactions;

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license) (other than FCC Authorizations) and LMA’s, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) the aggregate Fair Market Value of property Disposed of pursuant to this clause (j) shall not exceed $300,000,000 since the Closing Date and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $20,000,000, the Parent Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l) and (s) and clauses (i) and (ii) of Section 7.01(t)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $100,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;.

(k) [Reserved];

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) Dispositions of Equity Interests of the entity identified to the Administrative Agent as “Adswizz”;

(p) [Reserved];

(q) [Reserved];

(r) the unwinding of any Swap Contract;

(s) (i) Permitted Asset Swap allowable under Section 1031 of the Code and (ii) other Permitted Asset Swaps with a Fair Market Value not to exceed $20,000,000 in any calendar year; provided that, in the case of clause (i) or (ii), the portion of the consideration received in exchange for the disposed asset in the form of Cash Equivalents shall constitute proceeds of a Disposition subject to Section 2.05; and

(t) Dispositions of the Divestiture Assets and any other asset required to be Disposed of by the FCC or other Governmental Authorities under applicable Laws.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), 7.05(e), 7.05(i), 7.05(l), and 7.05(m)) shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Parent Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) [Reserved];

(c) [Reserved];

(d) [Reserved];

(e) to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(n)), 7.04 (other than a merger or consolidation of Holdings and the Parent Borrower) or 7.08 (other than Section 7.08(a) or (j));

(f) [Reserved];

(g) [Reserved]; and

(h) the Parent Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability (including additions to tax, penalties and interests with respect thereto) to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Parent Borrower and/or any of its Subsidiaries, to the extent such tax liability (including additions to tax, penalties and interest with respect thereto) does not exceed the lesser of (A) the taxes that would have been payable by the Parent Borrower and/or its Restricted Subsidiaries as a stand-alone group and (B) the actual tax liability (including additions to tax, penalties and interest with respect thereto) of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Parent Borrower and/or the Parent Borrower’s Restricted Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Parent Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent attributable to the ownership or operations of the Parent Borrower and its Restricted Subsidiaries;

(iii)) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) legal existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Parent Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) or (2) the merger or amalgamation (to the extent not prohibited by Section 7.04) of the Person formed or acquired into the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) in order to consummate such Permitted Acquisition, in each case, in accordance with the applicable requirements of Section 6.11;

(v) [Reserved]; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or constituting a reasonable extension thereof.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Parent Borrower or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would reasonably be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Transactions and the payment of fees and expenses related to the Transactions,

(d) [Reserved],

(e) [Reserved],

(f) Investments permitted under Section 7.02,

(g) employment and severance arrangements between the Parent Borrower or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to employee benefit plans and arrangements,

(h) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the board of directors of the Parent Borrower),

(j) Restricted Payments permitted under Section 7.06 and prepayments, redemptions, purchases, defeasances and satisfactions of Indebtedness permitted under Section 7.12,

(k) [Reserved];

(l) transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Parent Borrower, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party,

(n) [Reserved],

(o) payments to or from, and transactions with, any joint venture in the ordinary course of business,

(p) [Reserved], and

(q) affiliate transactions authorized or approved pursuant to (i) the DIP Order or (ii) any other order entered by the Bankruptcy Court without the objection of the Administrative Agent.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party (other than Holdings) or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (A) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(iii) contracts for the sale of assets that impose restrictions on the assets to be sold;

(iv) (a) with respect to clause (b) only, arise in connection with any Lien permitted by Section 7.01(a), (l), (s), (t)(i) or (t)(ii) and relate to the property subject to such Lien or (b) arise in connection with any Disposition permitted by Section 7.05,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing or Retained Existing Notes) and the proceeds and products thereof,

(vii) are customary provisions contained in any leases, subleases, licenses, sublicenses, LMAs or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, in each case, entered into in the ordinary course of business,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(n) with respect to non-Loan Parties) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are customary restrictions contained in the documents governing any Pre-Petition Debt,

(xiii) arise in connection with cash or other deposits permitted under Section 7.01, and

(xiv) are restrictions in any one or more agreements governing Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted to be incurred by Section 7.03.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension made hereunder, whether directly or indirectly, for any purpose other than the uses set forth in the preliminary statements to this Agreement, and thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

SECTION 7.11. Accounting Changes. Make any change in fiscal year except to, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness. Except as expressly permitted by the terms and conditions set forth in the DIP Order or pursuant to and upon consummation of an Acceptable Reorganization Plan, prepay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Senior Notes, any Retained Existing Notes or any other Indebtedness (or guarantees in respect thereof) that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”).

SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries and Unrestricted Subsidiaries. Permit any Subsidiary that is a wholly-owned Restricted Subsidiary to become a non-wholly-owned Subsidiary, unless (i) such Restricted Subsidiary continues to be a Guarantor, (ii) in connection with a Disposition of all or substantially all of the assets or all or a portion of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05, or (iii) the remaining Investment in such non-wholly-owned Subsidiary held by the Parent Borrower or any Restricted Subsidiary is a permitted Investment under Section 7.02 (valued at the Fair Market Value of such Investment at the time such Investment is deemed made).

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower (X) fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document or (Y) fails to comply with its obligations under clause (x) of the proviso to Section 2.03(a)(ii)(B); or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to any Borrower) or Article VII; or

(c) Other Defaults. (i) Any Borrower fails to perform or observe any covenant or agreement contained in Section 6.15 (other than any such failure resulting solely from actions taken by one or more Persons not controlled directly or indirectly by the Parent Borrower or such Person’s (or Persons’) failure to act in accordance with the instructions of the Parent Borrower or the Administrative Agent) or Section 6.01(e), and such failure continues unremedied for a period of at least 15 Business Days after the earlier of (x) a Responsible Officer has obtained knowledge of such default or (y) receipt by the Parent Borrower of written notice thereof from the Administrative Agent or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to (x) any Indebtedness outstanding hereunder, (y) any Indebtedness of any Debtor that was incurred prior to the Petition Date unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the commencement of the Cases or (z) solely in the case of clause (e)(B), secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided further that (x) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (y) no Default or Event of Default shall be deemed to arise under this Section 7.01(e) with respect to any such Indebtedness until the applicable grace period provided for in such Indebtedness, if any, has expired; or

(f) [Reserved].

(g) Judgments. There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money (excluding any order fixing the amount of any claim in the Cases) in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) (and in the case of such a judgment against any of the Debtors, such judgment arose post-petition) and such judgment or order shall not have been satisfied, vacated, discharged or stayed (including pursuant to the Bankruptcy Code) or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Holdings, any Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) Holdings, any Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a funded Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien (to the extent a Lien may be perfected by way of the perfection steps required to be taken thereunder or by the DIP Order), with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) and the DIP Order on any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to file Uniform Commercial Code continuation statements; or

(k) [reserved].

(l) Change of Control. There occurs any Change of Control; or

(m) Dismissal; Conversion. (i) any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of Case of any Debtor under Section 1112 of the Bankruptcy Code or otherwise or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors; or

(n) Superpriority Claims. (i) An application shall be filed by any Debtor for the approval of, or an order of the Bankruptcy Court shall be entered granting, any other Liens or claims (as such word is defined in the Bankruptcy Code), other than the Carve-Out, in any of the Cases of the Debtors that is pari passu with or senior to the claims (as such word is defined in the Bankruptcy Code) or Liens of the Administrative Agent, the Lenders or the other Secured Parties on the Collateral against the Borrowers or any other Loan Party or (ii) any Liens or claims (as such word is defined in the Bankruptcy Code) senior to or pari passu with the claims (as such word is defined in the Bankruptcy Code) or Liens of the Administrative Agent, the Lenders or the other Secured Parties on the Collateral (other than the Carve-Out or any Permitted Lien expressly permitted in the DIP Order to be senior to or pari passu with such claims or Liens) against the Borrowers or any other Loan Party shall be discovered to exist, arise or otherwise be granted; or

(o) Stay Relief. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any third party to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral of any of the Debtors which have a value in excess of $50,000,000 in the aggregate; or

(p) Orders; Actions. (i) [reserved]; (ii) an order of the Bankruptcy Court shall be entered denying or terminating the use of Cash Collateral by any Loan Party or imposing any additional conditions on such use in excess of those set forth in the Cash Collateral Order or the DIP Order; (iii) the DIP Order shall cease to create (x) a valid and perfected Lien on the Collateral described therein or (y) Superpriority Claims in respect of the Facility (of the type described in Section 2.17) or the DIP Order shall cease to be in full force and effect; (iv) an order in the Cases shall be entered staying, reversing, vacating, or otherwise modifying the DIP Order, unless consented to by the Administrative Agent; (v) an order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; (vi) any order shall be entered in the Cases providing adequate protection, other than the DIP Order, the Cash Collateral Order, the Adequate Protection Order (it being understood that neither the Cash Collateral Order nor the Adequate Protection Order may grant Liens or claims not permitted by clause (n) of this Section 8.01); or (vii) the entry of an order in the Cases (other than the DIP Order or Cash Collateral Order) authorizing use of cash collateral or postpetition financing (other than the Facility) pursuant to Section 364 of the Bankruptcy Code (other than the Facility), unless such financing would (and actually does) provide for payment in full of all Obligations and terminate all Commitments upon the consummation thereof; or

(q) Adverse Actions. Any Loan Party (or any direct or indirect Parent Company or Subsidiary thereof), or any Person claiming by or through the Loan Parties or any of their Subsidiaries, shall (x) obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any Lender or the L/C Issuer (in any of their respective capacities as such) relating to the Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or any Lender, in their capacities as such or (y) file, assist or otherwise participate in any pleading that, if the relief requested therein were granted, would result in an Event of Default; or

(r) Reorganization Plan. A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors; or

(s) Sale Motions. Any Loan Party (or any direct or indirect Parent Company or Subsidiary thereof) shall file (or fail to oppose) any motion seeking authority to consummate the sale of (i) any assets of the Loan Parties (other than as permitted under this Agreement) or (ii)all or substantially all of the assets of any Loan Party pursuant to section 363 of the Bankruptcy Code, unless such sale would result in the payment in full in cash of all Obligations under this Agreement and the other Loan Documents upon consummation thereof; or

(t) Compliance with DIP Order. Any Loan Party (or any direct or indirect Parent Company or Subsidiary thereof) shall fail to comply with the terms of the DIP Order; or

(u) Post-Petition Judgements. One or more final judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party following the Petition Date.

(v) Pre-Petition Payments. The payment by any Loan Party of any Pre-Petition Debt other than (i) as permitted by the DIP Order or the Cash Collateral Order, (ii) as permitted by any “first day” or “second day” order entered by the Bankruptcy Court prior to the date hereof or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Administrative Agent, in each case consistent with the Budget; or

(w) Plan Exclusivity. An order of the Bankruptcy Court shall be entered expressly terminating the exclusivity of the Loan Parties to file or solicit acceptance of any Reorganization Plan.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions, subject to the terms of the DIP Order:

(a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (d), the Administrative Agent shall provide the Borrower with five (5) Business Days’ written notice prior to taking the action contemplated thereby (with a copy to counsel for the Creditors’ Committee in the Cases and to the U.S. Trustee for the Southern District of Texas Houston Division).

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, but subject and subordinate to the Carve-Out in all respects, including with respect to amounts received to fund the Carve-Out:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to the payment of all Protective Advances;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans (including Swing Line Loans and Protective Advances) and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Protective Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, Swing Line Loans and L/C Borrowings, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment of that portion of the Obligations constituting Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations constituting Hedging Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Parent Borrower.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement (including, without limitation, with respect to administering the Borrowing Base and receiving and processing payments with respect to the Loans) or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact as shall be deemed necessary by the Administrative Agent (other than, without the consent of the Parent Borrower in its sole discretion, to a Disqualified Institution) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such sub-agent and the Affiliates of the Administrative

Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Sections 10.04 and 10.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent-Related Person shall have any duties or obligations to any Lender or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent-Related Persons:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.

No Agent-Related Person shall be liable (i) to any participant or Secured Party or their Affiliates for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

SECTION 9.04. Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice (it being understood that posting of such notice to the “private side” of the Platform shall be sufficient if (i) the Borrower determines that such notice constitutes Restricting Information and is not suitable for posting to “public” Lenders and (ii) such notice relates to Defaults (other than Events of Default); it being understood and agreed that the Administrative Agent shall post notices regarding Events of Default and Defaults pursuant to Section 7.01(a) or (b) to all Lenders). The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Withholding Tax. To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Agent as Taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

SECTION 9.09. Agents in Their Individual Capacities.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Parent Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 9.10. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior notice to the Lenders and the Parent Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Parent Borrower at all times (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, including the DIP Order, or (b)

otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Any resignation by the Administrative Agent as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.12. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been

Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, for which a backstop letter of credit is in place), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party (it being understood that in the event that property that constitutes Collateral is transferred to any Loan Party, such property shall continue to constitute Collateral under the Loan Documents), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

SECTION 9.13. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.14. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters and the DIP Order), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that none of (i) a waiver of any condition precedent set forth in Section 4.02, (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, or (iii) the making of any Protective Advance shall constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 or fee under Section 2.03 or 2.09(a) without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest or premium specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share,” 2.06(c) relating to pro rata sharing, 2.13 or 8.03 without the written consent of each Lender affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04, release all or substantially all of the aggregate value of the Obligations of the Subsidiary Borrowers and the Guaranty, without the written consent of each Lender;

(g) change the currency in which any Loan is denominated or interest or fees thereon is paid without the written consent of the Lender holding such Loans;

(h) amend the definition of “Interest Period” to allow intervals in excess of six months or shorter than one month without the agreement of each affected Lender without the written consent of each Lender affected thereby; or

(i) increase the advance rate provided for in the definition of the term “Borrowing Base” above 90.0% without the written consent of each Lender or (b) make any other increase in the advance rate provided for in the definition of the term “Borrowing Base” or make any change to the definition (or any other defined term set forth therein) of the term “Borrowing Base” if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing clauses (a) and (b) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of the Supermajority Lenders; or

(j) amend, modify or change in any manner any term or condition of the Exit Facility Term Sheet that refers to the consent of all Revolving Lenders without the consent of the Administrative Agent and all Revolving Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

The Parent Borrower will not directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to any Borrower, any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered and (E) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 10.02(d) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Platform; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II or Article IX shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication (i.e., .TIF or .PDF or other similar communication). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower, jointly and severally, shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower in the absence of gross negligence or willful misconduct of such Person, as determined by a final judgment of a court of competent jurisdiction. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to glabfunitloansops@citi.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Parent Borrower. Nothing in this clause (d) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Parent Borrower effect delivery in such manner.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. (a) The Parent Borrower agrees to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Davis Polk & Wardwell LLP and one local and foreign counsel in each relevant jurisdiction, and (b) each Borrower agrees, jointly and severally, to pay or reimburse the Agents and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including the Cases and all such costs in connection with any refinancing, restructuring or “work-out” of the Facility, and including Attorney Costs but limited to those of one counsel to the Agents and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Parent Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. Each Borrower shall, jointly and severally, indemnify and hold harmless the Administrative Agent, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers and one counsel to the other Lenders (and one local counsel in each applicable jurisdiction for each such group and, in the event of any actual conflict of interest, one additional counsel to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement and any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, of such Indemnitee or of any affiliate, director, officer, member, employee, agent, trustee or advisor of such Indemnitee or (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee, agent, trustee or advisor of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through DebtDomain or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party, except with respect to its obligations under this Section 10.05, have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within 10 Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent liabilities resulting from any non-Tax claim.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may, except as permitted by Section 7.04 or as contemplated in Section 2.18 on the Conversion Date, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and the limitations set forth above in clause (a), any Lender may assign to one or more Persons (“Assignees”), provided, however, that notwithstanding the foregoing, no Lender may assign or transfer any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or (ii) a natural Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Parent Borrower shall have the right to withhold its consent if the Parent Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Authority) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default under Section 8.01(a) has occurred and is continuing, any Assignee;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each L/C Issuer at the time of such assignment of any Revolving Credit Loans or any Revolving Credit Commitment, provided that no consent of any L/C Issuer shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund; and

(D) the Swing Line Lender in connection with any assignment of any Revolving Credit Loans or any Revolving Credit Commitment; provided that no consent of the Swing Line Lender shall be required for assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or such other date on which such Assignment and Assumption is effective) shall not be less than and shall be an integral multiple of (x) an amount of $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8.01(a) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (i) an Administrative Questionnaire and (ii) an acknowledgment to any existing agreement among lenders; and

(D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(d), as applicable.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment will be effective unless and until the Assignment and Assumption is registered in such Register. This Section 10.07(d) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(e) Any Lender may at any time, without the consent of, or notice to, the Parent Borrower, any Subsidiary Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable, and Section 3.01(f) and (g)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless, in the case of Section 3.01, the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (not to be unreasonably withheld or delayed) or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.01, 3.04 or 3.05), except, in the case of Section 3.01, the increase or change results from a Change in Law after the SPC becomes a SPC and the grant was made with the Parent Borrower’s prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ prior notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Parent Borrower, a successor L/C Issuer or the Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, and to not use or disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective managers, administrators, directors, officers, employees, trustees, investment advisors, partners, investors, advisors, agents and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (c) to any other party to this Agreement; (d) subject to an agreement to be bound by provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, any rating agency, or the CUSIP Service Bureau or any similar organization; (e) with the written consent of the Parent Borrower; (f) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective affiliates on a nonconfidential basis from a source other than a Loan Party who is not known to such Person to be in breach of any obligation of confidentiality; (g) to any Governmental Authority, examiner, self-regulatory authority or other regulatory authority (including the

National Association of Insurance Commissioners or any other similar organization) regulating or purporting to regulate any Lender; or (h) in connection with the administration of this Agreement or any other Loan Documents or the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or its Subsidiaries or any Loan Party’s or its Subsidiaries’ directors, officers, employees, trustees, investment advisors or agents, including accountants, legal counsel and other advisors, relating to Holdings, the Borrowers or any of their subsidiaries or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.09. Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Affiliates shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Affiliates be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Affiliates (i) shall have, and the Administrative Agent, on behalf of itself and each of its Affiliates, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Affiliates arising out of or relating to the Administrative Agent or any of its Affiliates providing or not providing Restricting Information to any Lender.

(b) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(c) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(d) The provisions of the foregoing clauses of this Section 10.09 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Affiliates warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Affiliates warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 10.10. Setoff. Subject to the DIP Order and the proviso at the end of Section 8.02, in addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than amounts held in (i) payroll or Tax withholding accounts, (ii) employee benefit accounts or (iii) trust accounts, in each case to the extent such accounts hold only amounts contemplated in the description of such accounts) at any time held by, and other Indebtedness at any time owing to, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Restricted Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. To the extent that any specific provision hereof is inconsistent with the DIP Order, the DIP Order shall control.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Secured Hedge Agreements, Cash Management Obligations and other Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied or any Letter of Credit (other than any Letter of Credit that has been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place) shall remain outstanding.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and the intent of such illegal, invalid or unenforceable provision shall be followed as closely as legally possible. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT, EACH OTHER LOAN DOCUMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE THE BANKRUPTCY CODE.

(b) THE SECURED PARTIES, PARENT BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELEPHONE, FACSIMILE OR ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE HAVE TO BRING

ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION TO ENFORCE ANY OF ITS RIGHTS WITH RESPECT TO THE COLLATERAL OR UNDER THE COLLATERAL DOCUMENTS.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements or agreements governing Cash Management Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21. USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative

Agent. The Borrowers shall provide to the Administrative Agent and the Lenders, as applicable, with such information and documentation as reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money-laundering laws, rules or regulations.

SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Revolving Credit Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Borrower or any of their Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of Holdings and each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.23. No Personal Liability. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Borrower, Holdings or any Loan Party or any of their direct or indirect parent companies (other than the Borrowers, Holdings and any other Loan Party) shall have any liability for any obligations of the Borrowers or the Loan Parties under the Loans, the Letters of Credit, the Guaranty, the Revolving Credit Facility, this Agreement or any other Loan Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Lender hereby waives and releases all such liability.

SECTION 10.24. FCC. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent or the Lenders, nor any of their agents, will take any action pursuant to the Collateral Documents that would constitute or result in any assignment of the FCC Authorizations or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC.

SECTION 10.25. Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which such Agent and/or such Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 10.25 shall apply to any Person released from its Obligations as a Subsidiary Borrower in accordance with Section 9.12.

SECTION 10.26. Contribution and Indemnification Among the Loan Parties. Each Borrower and each Subsidiary Guarantor, if any, is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower or any Subsidiary Guarantor shall, under this Agreement as a joint and several obligor, sell any of its assets to satisfy or otherwise repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower or Subsidiary Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers and Subsidiary Guarantors, if any, in an amount, for each of such other Borrowers and Subsidiary Guarantors, if any, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s (or Subsidiary Guarantor’s, as applicable) Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers and Subsidiary Guarantors. As of any date of determination, the “Allocable Amount” of each Borrower and each Subsidiary Guarantors, if any, shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower or Subsidiary Guarantor hereunder without (a) rendering such Borrower or Subsidiary Guarantor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower or Subsidiary Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower or Subsidiary Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the

UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

SECTION 10.27. Agency of the Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Committed Loan Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.27; provided that nothing in this Section 10.27 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including, without limitation, a Committed Loan Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

SECTION 10.28. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or any Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10.29. Express Waivers by Borrowers in Respect of Cross-Guaranties and Cross-Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled.

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.

(c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any L/C Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any L/C Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any L/C Issuer under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder.

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations.

SECTION 10.30. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IHEARTCOMMUNICATIONS, INC.,
as the Parent Borrower

By:	/s/ Brian D. Coleman
Name: Brian D. Coleman
Title: Senior Vice President and Treasurer

AMFM BROADCASTING, INC.
AMFM TEXAS BROADCASTING, LP
CAPSTAR RADIO OPERATING COMPANY
CHRISTAL RADIO SALES, INC.
CITICASTERS CO.
IHEARTMEDIA + ENTERTAINMENT, INC.
KATZ COMMUNICATIONS, INC.
KATZ MILLENNIUM SALES & MARKETING INC.
PREMIERE NETWORKS, INC.,
as Subsidiary Borrowers

By:	/s/ Brian D. Coleman
Name: Brian D. Coleman
Title: Senior Vice President, Treasurer and Assistant Secretary

IHEARTMEDIA CAPITAL I, LLC,
as Holdings

By:	/s/ Brian D. Coleman
Name: Brian D. Coleman
Title: Senior Vice President and Treasurer

AMFM TEXAS BROADCASTING, LP

By: AMFM Broadcasting, Inc., its General Partner

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Senior Vice President, Treasurer and Assistant Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender, L/C Issuer and Lender

By:	/s/ David L. Smith
Name: David L. Smith
Title: Vice President and Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

DEUTSCHE BANK AG NEW YORK BRANCH, as a L/C Issuer and a Lender

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

By:	/s/ Maria Guinchard
Name: Maria Guinchard
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

GOLDMAN SACHS BANK USA,
as a L/C Issuer and a Lender

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

PNC BANK, NATIONAL ASSOCIATION
as a L/C Issuer and a Lender

By:	/s/ Richard Mahtani
Name: Richard Mahtani
Title: SVP

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

ROYAL BANK OF CANADA,
as a L/C Issuer and a Lender

By:	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Robert Kelly
Name: Robert Kelly
Title: Senior Vice President, Business Capital

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nicolas Gitron-Beer
Name:	Nicolas Gitron-Beer
Title:	Executive Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]

MORGAN STANLEY SENIOR
FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (IHM DIP 2018)]